The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163116

SUBJECT TO COMPLETION, DATED MARCH 23, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT

(to the Prospectus dated December 16, 2009)

MEDICINOVA, INC.

Units Consisting of

Shares of Common Stock and

Warrants to Purchase             Shares of Common Stock

We are offering          units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock, pursuant to this prospectus supplement and the accompanying prospectus. The purchase price for each unit is $        . Each warrant will have an exercise price of $         per share, will be exercisable immediately upon issuance and will expire five years from the date of issuance. Units will not be issued or certificated. The shares of common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our common stock is quoted on the NASDAQ Global Market under the symbol “MNOV” and on the Jasdaq Market (formerly the Hercules Market until its closure in 2010) of the Osaka Securities Exchange under the code “4875.” On March 22, 2011, the last reported sale price of our common stock on the NASDAQ Global Market was $3.57. There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange.

This investment involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Unit	Total Amount
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Does not include a non-accountable expense allowance in the amount of 1% of the gross proceeds of the offering, excluding any over-allotment proceeds. See “Underwriting.”

The underwriter may also purchase up to an additional          units from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement to cover overallotments, if any. The above summary of offering proceeds to us does not give effect to any exercise of the warrants being issued in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The units are being offered and sold on a firm-commitment basis. The underwriter expects to deliver the units against payment on or about March         , 2011.

Ladenburg Thalmann & Co. Inc.

The date of this prospectus supplement is March         , 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

All references in this prospectus supplement and the accompanying prospectus to “MediciNova,” the “Company,” “we,” “us,” “our,” or similar references refer to MediciNova, Inc. and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering. If you invest in our securities, you are assuming a high degree of risk. See “Risk Factors.”

About MediciNova, Inc.

Our Business

We are a biopharmaceutical company focused on acquiring and developing novel, small molecule therapeutics for the treatment of diseases with unmet medical need with a specific focus on the U.S. market. Through strategic alliances, primarily with Japanese pharmaceutical companies, we hold rights to a diversified portfolio of clinical and preclinical product candidates, each of which we believe has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. In December 2009 we acquired Avigen Inc., or Avigen, a biopharmaceutical company that focused on identifying and developing differentiated products to treat patients with serious disorders, whose potential product candidate was AV411, a macrophage migration inhibitory factor and a glial attenuator for central nervous system, or CNS, disorders, such as neuropathic pain, opioid withdrawal and methamphetamine addiction.

We believe that our ability to gain access to and acquire potentially high-value product candidates from Japanese and European pharmaceutical companies is largely attributable to the established relationships and broad industry experience of our management team. In particular, we believe our relationships with Japanese pharmaceutical companies and their executives provide us with a competitive advantage in opportunistically sourcing product candidates from Japanese pharmaceutical companies at attractive terms. Since our inception, we have established relationships with a number of pharmaceutical companies, including Kissei Pharmaceutical Co., Ltd., or Kissei Pharmaceutical, Kyorin Pharmaceutical Co., Ltd., or Kyorin Pharmaceutical, Mitsubishi Tanabe Pharma Corporation and Meiji Seika Kaisha, Ltd., or Meiji Seika Kaisha, in Japan and Angiogene Pharmaceuticals, Ltd., or Angiogene Pharmaceuticals, in the United Kingdom, pursuant to which we have obtained rights to develop and commercialize our current product candidates.

Since our inception, we have acquired licenses to eight compounds for the development of ten product candidates in what we believe are large and underserved markets. Our development pipeline consists of eight product development programs which have been in clinical development for the treatment of asthma, acute exacerbations of asthma, diabetic neuropathic pain, opioid addiction, multiple sclerosis, or MS, interstitial cystitis, or IC, solid tumor cancers, Generalized Anxiety Disorder/insomnia, preterm labor and urinary incontinence. Our two earlier stage product development programs have been in preclinical development for the treatment of thrombotic disorders. In addition, we have expanded the development program for one of our prioritized product candidates, MN-221, to evaluate MN-221 for the treatment of Chronic Obstructive Pulmonary Disease, or COPD, exacerbations.

At present, we are focusing our resources on the following prioritized product development programs:

Product Candidate	Disease/Indication	Phase of Development	Licensor	Licensed Territory
MN-221	Acute exacerbations of asthma and COPD exacerbations

Phase II clinical trial in emergency rooms at planned escalating doses in patients with severe, acute exacerbations of asthma completed in Q2, 2009

Phase II clinical trial in emergency rooms to evaluate safety and efficacy in patients with severe, acute exacerbations of asthma initiated in Q1, 2009 and ongoing; expected to be completed in the second half of 2011

Phase Ib clinical trial to evaluate the safety and efficacy in patients with stable, moderate to severe COPD completed in Q1, 2010

			Kissei Pharmaceutical	Worldwide, except Japan*

MN-166/ AV411**	CNS disorders***

Phase II clinical trial completed in Q2, 2008

Prototype once-per-day oral formulation developed for future clinical trials

Phase Ib/IIa clinical trial in diabetic neuropathic pain completed in Q4, 2007

Phase Ib National Institute on Drug Abuse, or NIDA, funded clinical trial in methamphetamine-dependent volunteers initiated in Q4, 2010

Phase Ib/IIa NIDA-funded clinical trial to evaluate safety and efficacy in heroin-dependent volunteers completed in Q4, 2010

			Kyorin Pharmaceutical (MN-166)	Worldwide, except Japan, China, Taiwan and South Korea (MN-166)

*	Pursuant to our license agreement with Kissei Pharmaceutical, Kissei Pharmaceutical has the right to co-promote licensed products in our territory on terms to be agreed upon by the parties. On March 3, 2011, we executed a joint venture agreement with Zhejiang Medicine Co., Ltd. and Beijing Make-Friend Medicine Technology Co., Ltd., which provides for the establishment of a joint venture company to develop and commercialize MN-221 in China.
**	MN-166 and AV411 are both ibudilast, an orally available, small molecule therapeutic. With the acquisition of AV411, we are integrating the two ibudilast-based product development programs and pursuing discussions with potential partners to secure a strategic collaboration to advance clinical development of the combined development programs. Our rights to MN-166 licensed from Kyorin Pharmaceutical exclude ophthalmic solution formulations.

AV411 has advanced through multiple Phase I and IIa clinical trials in healthy volunteers and patients with neuropathic pain.

***	CNS disorders encompass MS, neuropathic pain, opioid addiction and withdrawal and methamphetamine addiction.

Upon completion of proof-of-concept Phase II clinical trials, we intend to enter into strategic alliances with leading pharmaceutical or biotech companies to support further clinical development, and plan to keep certain commercialization rights in select markets. In addition, we continue to limit development activities for the balance of our existing product candidates in order to focus on our prioritized programs. For each of these remaining product candidates, we plan to conduct development activities only to the extent deemed necessary to maintain our license rights or maximize its value while pursuing a variety of initiatives to monetize such product candidate on appropriate terms. We cannot assure you that we will be successful in monetizing these product candidates on attractive terms, or at all, or that we will be able to form successful strategic alliances to permit further clinical development of our prioritized product development programs. See “Risk Factors.”

Recent Developments

The audit of our financial statements as of and for the year ended December 31, 2010 has not yet been completed. Based on preliminary unaudited financial results, we do not expect to recognize any revenue for the quarter and year ended December 31, 2010. We expect to recognize a net loss of approximately $5.0 million for the quarter ended December 31, 2010, or $0.40 per share, and a net loss of approximately $20.2 million for the year ended December 31, 2010, or $1.63 per share. As of December 31, 2010, we expect cash and cash equivalents on hand to be approximately $28.3 million, which will not be sufficient to meet our operating requirements and debt repayment obligations through December 31, 2011. Restricted cash of approximately $28.7 million, however, is expected to be sufficient to cover our convertible debt obligations maturing on June 18, 2011. These estimated financial results, as set forth in this paragraph, are preliminary and subject to completion of the year-end audit.

On March 3, 2011, we executed a joint venture agreement with Zhejiang Medicine Co., Ltd. and Beijing Make-Friend Medicine Technology Co., Ltd., which provides for the establishment of a joint venture company to develop and commercialize MN-221 in China. The agreement provides that the business scope of the joint venture company will be to in-license authorized drug candidates from us, manage and operate a facility to manufacture such drug candidates for the Chinese market and promote, distribute and sell such drug candidates in the Chinese market. The joint venture company will also be responsible for conducting all clinical trials necessary to gain regulatory approval in China. The joint venture company will initially conduct the activities described above with respect to MN-221; however other drug candidates may be brought within the scope if the parties to the agreement unanimously agree. We will contribute 4,290,000 RMB in cash for a 30% interest in the joint venture. Our responsibilities relate to granting rights to MN-221 in China to the joint venture, while the other parties are responsible for providing funding for the joint venture’s activities. We will receive a license fee payment equal to our capital contribution for the license to MN-221. Any amendment requires the written agreement of all three parties thereto.

Company Information

We were originally incorporated in the State of Delaware in September 2000. Our principal executive offices are located at 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122. Our telephone number is (858) 373-1500. Our website is www.medicinova.com, which includes links to reports we have filed with the Securities and Exchange Commission, or SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	shares

Warrants offered by us	Warrants to purchase shares of our common stock. This prospectus supplement also relates to the offering of the shares of our common stock issuable upon exercise of the warrants.

Common stock to be outstanding after this offering	shares (assuming none of the warrants issued in this offering are exercised).

Risk Factors	Our business and an investment in our securities include significant risks. See “Risk Factors” beginning on page S-6.

Use of proceeds	We intend to use the net proceeds from the sale of securities under this prospectus supplement to fund our research and development efforts, and for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this sale to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. See “Use of Proceeds” on page S-33.

Listing	Our common stock is listed on the NASDAQ Global Market under the trading symbol “MNOV.” There is no established public trading market for the offered warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange.

The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 12,425,479 shares of common stock outstanding as of the close of business on September 30, 2010. This number excludes, as of the close of business on September 30, 2010:

•	1,538,804 shares of common stock reserved for the exercise of options outstanding at a weighted average exercise price of $9.78;

•	1,749,974 shares of common stock reserved for issuance under our stock incentive programs;

•	198,020 shares of common stock reserved for the exercise of a warrant outstanding at an exercise price of $6.06;

•	259,127 shares of common stock reserved for issuance under our employee stock purchase program; and

•	4,172,746 shares of common stock reserved for issuance upon conversion of $28,374,672.92 in principal of outstanding convertible notes.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriter of its overallotment option.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business and Industry

We have incurred significant operating losses since our inception and expect that we will incur continued losses for the foreseeable future.

We are a development stage biopharmaceutical company with a limited operating history. We have incurred significant net losses since our inception. For the three months and nine months ended September 30, 2010, we had a net loss of $5.7 million and $15.2 million, respectively and our accumulated deficit was approximately $262.5 million. If we are successful in securing a strategic collaboration or in raising additional capital to support the expansion of our business, our annual net losses may increase over the next several years as we expand our infrastructure and incur significant costs related to the development of our product candidates.

If we have taxable income in the future, utilization of the net operating losses, or NOL, and tax credit carryforwards will be subject to a substantial annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions due to ownership change limitations that have occurred. These ownership changes will limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively.

Our existing cash and cash equivalents at September 30, 2010 will not be sufficient to meet our operating requirements and debt repayment obligations through December 31, 2011. Our existing cash and cash equivalent resources, together with the expected net proceeds of this offering, of approximately $11.3 million as set forth in “Use of Proceeds,” are anticipated to be sufficient to fund our operating requirements and debt repayment obligations through at least March 31, 2012. As of September 30, 2010, we have adequate cash set aside to fund the repayment of our existing loan from Oxford Finance Corporation and the payment of convertible notes that become due on June 18, 2011, but after using this cash and our restricted cash, we estimate that we would only have sufficient cash to fund operations through July 2011, assuming we do not complete this offering. We have based our cash estimates primarily on our assumptions related to when our on-going clinical trial for MN-221 set in the emergency department will be completed.

These assumptions may prove to be wrong, and we could spend our available financial resources before we complete the MN-221 clinical trial. Our future capital requirements will also depend on many factors, including:

•	our success in completing this offering;

•	progress in, and the costs of, future planned clinical trials and other research and development activities;

•	the scope, prioritization and number of our product development programs;

•

our obligations under our license agreements, pursuant to which we may be required to make future milestone payments upon the achievement of various milestones related to clinical, regulatory or commercial events;

•	our ability to establish and maintain strategic collaborations, including licensing and other arrangements, and to complete acquisitions of additional product candidates;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs of securing manufacturing arrangements for clinical or commercial production of our product candidates;

•	the costs associated with expanding our management, personnel, systems and facilities;

•	the costs associated with any litigation;

•	the costs associated with the operations or wind-down of any business we may acquire;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights; and

•	the costs of establishing or contracting for sales and marketing capabilities and commercialization activities if we obtain regulatory approval to market our product candidates.

We expect our research and development expenses to increase in connection with ongoing and planned clinical trials primarily related to MN-221 for the treatment of acute exacerbations of asthma and COPD exacerbations, and any other development activities that we may initiate. In addition, our general and administrative expenses may increase in future periods as a result of several factors, including our research and development activities, our business development activities and any expansions in our infrastructure related to such activities. Consequently, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing drug products, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

If we fail to obtain the capital necessary to fund our operations, we will be unable to develop and commercialize our product candidates.

We have consumed substantial amounts of capital since our inception. From our inception to September 30, 2010, we had an accumulated deficit of $262.5 million. Our cash, cash equivalents and investment securities were approximately $32.0 million at September 30, 2010.

If we are unable to raise the expected net proceeds from this offering, of approximately $11.3 million as set forth in “Use of Proceeds,” our report from our independent registered public accounting firm for the year ended December 31, 2010 will likely include an explanatory paragraph stating that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are not able to raise additional capital and/or negotiate changes to our loan and security agreement dated May 10, 2010, or the Loan Agreement, with Oxford Finance Corporation, to defer the anticipated acceleration of the underlying loan on March 31, 2011 as a result of our failure to achieve certain affirmative covenants set forth in the Loan Agreement, we may be required to cease operations and to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that existing stockholders will lose all or a part of their investment. Moreover, should we be forced to repay our loan from Oxford Finance Corporation on March 31, 2011, we expect our existing cash will be sufficient to fund our operations only through July 2011.

Even if we raise the expected $11.3 million in net proceeds from this offering, we have had, and expect to have for the foreseeable future, negative cash flows from operations. Our business will continue to require us to incur substantial research and development expenses and we do not expect to be able to fund these expenses solely from upfront cash or milestones from collaborations or strategic alliances. Even if we successfully complete this offering, we may be required to raise capital from one or more sources in the near term to continue our operations at or close to the levels currently conducted. We believe that without raising additional capital soon from accessible sources of financings, we will not otherwise have adequate funding to complete the development of MN-221 including pivotal clinical trials or the commercialization of any products we successfully develop. Our business plan assumes that we will use approximately $15.2 million of our existing cash resources to fund repayment of our loan from Oxford Finance Corporation on March 31, 2011 in anticipation of the acceleration of the loan on such date as a result of our failure to achieve certain affirmative covenants set forth in the Loan Agreement. We also have assumed that all of our restricted cash will be used to pay our convertible notes that mature on June 18, 2011, although one or more holders may elect to convert some or all of the convertible notes to common stock at a conversion rate of $6.80 per share prior to the maturity date. There is no guarantee that adequate funds will be available when needed from additional debt or equity financing, arrangements with partners, or from other sources, or on terms attractive to us. The inability to obtain sufficient additional funds when needed to fund our operations would require us to significantly delay, scale back, or eliminate some or all of our clinical or regulatory activities, further reduce general and administrative expenses and have a substantial negative effect on our results of operations and financial condition.

We do not have any products that are approved for commercial sale and therefore do not expect to generate any revenues from product sales in the foreseeable future, if ever.

To date, we have funded our operations primarily from sales of our securities and, to a lesser extent, debt financing. We have not received, and do not expect to receive for at least the next several years, if at all, any revenues from the commercialization of our product candidates. Our only source of revenues since inception has been from development management services rendered to Asahi Kasei Pharma Corporation and Argenes, Inc., both Japanese pharmaceutical companies, in connection with their clinical development of pharmaceutical product candidates. We completed our agreement with Asahi Kasei Pharma Corporation and terminated our agreement with Argenes, Inc.; therefore, we will not generate any further revenues from these agreements. We anticipate that, prior to our commercialization of a product candidate, out-licensing up-front and milestone payments will be our primary source of revenue if we can enter into collaborations, strategic alliances or other agreements that would provide us with such revenues. To obtain revenues from sales of our product candidates, we must succeed, either alone or with third parties, in developing, obtaining regulatory approval for, manufacturing and marketing drugs with commercial potential. We may never succeed in these activities, and we may not generate sufficient revenues to continue our business operations or achieve and maintain profitability.

We are largely dependent on the success of our two prioritized product candidates, MN-221 and MN-166/AV411, and we cannot be certain that either of these product candidates will receive regulatory approval or be successfully commercialized.

We currently have no products for sale, and we cannot guarantee that we will ever have any drug products approved for sale. The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the FDA and comparable regulatory authorities in other countries. We are not permitted to market any of our product candidates in the United States until we submit and receive approval of a New Drug Application, or NDA, for a product candidate from the FDA or its foreign equivalent from a foreign regulatory authority. Obtaining FDA approval is a lengthy, expensive and uncertain process. We currently have two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and COPD exacerbations and MN-166/AV411, a combined ibudilast product development program covering MS and other CNS disorders, and the success of our business currently depends on their successful development and commercialization. Neither of these product candidates has completed the clinical development process; therefore, we have not submitted an NDA or foreign equivalent or received marketing approval for either of these two prioritized product candidates. In addition, we are not currently planning to fund any further significant clinical development of MN-166/AV411 until such time that we are able to secure a strategic collaboration to advance the combined development programs, which may delay or impede the process of completing clinical trials and seeking regulatory approval for this product candidate. We also cannot assure you that we will be able to secure such a strategic collaboration on attractive financial and other terms, or at all.

The clinical development programs for MN-221 and MN-166/AV411 may not lead to commercial products for a number of reasons, including our clinical trials’ failure to demonstrate to the FDA’s satisfaction that these product candidates are safe and effective or our failure to obtain necessary approvals from the FDA or similar foreign regulatory authorities for any reason. We may also fail to obtain the necessary approvals if we have inadequate financial or other resources to advance our product candidates through the clinical trial process or are unable to secure a strategic collaboration or partnership with a third party. Any failure or delay in completing clinical trials or obtaining regulatory approval for either MN-221 or MN-166/AV411 in a timely manner would have a material and adverse impact on our business and our stock price.

In order to commercialize a therapeutic drug successfully, a product candidate must receive regulatory approval after the successful completion of clinical trials, which are long, complex and costly, have a high risk of failure and can be delayed or terminated at any time.

Our product candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time-consuming, uncertain and subject to unanticipated delays. To receive regulatory approval for the commercial sale of any of our product candidates, we must conduct, at our own expense, adequate and well-controlled clinical trials in human patients to demonstrate the efficacy and safety of the product candidate. Clinical testing is expensive, takes many years and has an uncertain outcome. To date, we have obtained regulatory authorization to conduct clinical trials for eight of our product development programs. Investigational New Drug Applications, or INDs, were approved by the FDA and are active for seven of our product candidates. We also have obtained Clinical Trial Authorizations, or CTAs, for the ongoing Phase II clinical trial for MN-221 in Canada, Australia and New Zealand. Through the acquisition of Avigen, we have assumed responsibility for AV411 clinical trials including one active IND for neuropathic pain and cross-reference and drug product support of the NIDA-funded opioid withdrawal investigator-initiated IND with Columbia University drug addiction clinical researchers. In the third quarter of 2010, a NIDA-funded investigator-initiated IND with University of California Los Angeles was given approval by the FDA to proceed with an initial trial of our neurological drug candidate, ibudilast (MN-166/AV411), as a potential new pharmacotherapy for methamphetamine addiction. The study will be led by established clinical research investigators in the treatment of drug addiction.

It may take years to complete the clinical development necessary to commercialize a drug, and delays or failure can occur at any stage, which may result in our inability to market and sell any products derived from any of our product candidates that are ultimately approved by the FDA or foreign regulatory authorities. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing. For example, in October 2007, we announced that our Phase II clinical trial of MN-305 for the treatment of insomnia failed to achieve statistical significance in its primary endpoint, and, as a result, we terminated development of MN-305 for the treatment of insomnia. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are approved for commercialization. Interim results of clinical trials do not necessarily predict final results, and success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in earlier clinical trials. In addition, any delays in completing clinical trials or the rejection of data from a clinical trial by a regulatory authority will result in increased development costs and could have a material adverse effect on the development of the impacted product candidate.

In connection with the conduct of clinical trials for each of our product candidates, we face many risks, including the risks that:

•	the product candidate may not prove to be effective in treating the targeted indication;

•	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;

•	the results may not confirm the positive results of earlier trials;

•	the FDA or other regulatory authorities may not agree with our proposed development plans or accept the results of completed clinical trials; and

•

our planned clinical trials and the data collected from such clinical trials may be deemed by the FDA or other regulatory authorities not to be sufficient, which would require additional development for the product candidate before it can be evaluated in late stage clinical trials or before the FDA will consider an application for marketing approval.

If we do not complete clinical development of our product candidates successfully, we will be unable to obtain regulatory approval to market products and generate revenues from such product candidates. We may also fail to obtain the necessary regulatory approvals if we have inadequate financial or other resources to advance our product candidates through the clinical trial process. In addition, even if we believe that the preclinical and clinical data are sufficient to support regulatory approval for a product candidate, the FDA and foreign regulatory authorities may not ultimately approve such product candidate for commercial sale in any jurisdiction, which would limit our ability to generate revenues and adversely affect our business. In addition, even if our product candidates receive regulatory approval, they remain subject to ongoing FDA regulations, including obligations to conduct additional clinical trials, changes to the product label, new or revised regulatory requirements for manufacturing practices, written advisements to physicians, and/or a product recall or withdrawal.

Delays in the commencement or completion of clinical trials, or suspension or termination of our clinical trials, could result in increased costs to us and delay or limit our ability to obtain regulatory approval for our product candidates.

If we experience delays in the commencement or completion of our clinical trials, we could incur significantly higher product development costs and our ability to obtain regulatory approvals for our product candidates could be delayed or limited. The commencement and completion of clinical trials requires us to identify and maintain a sufficient number of study sites and enroll a sufficient number of patients at such sites. We do not know whether enrollment in our ongoing and planned clinical trials for our product candidates will be completed on time, or whether our additional planned and ongoing clinical trials for our product candidates will be completed on schedule, if at all. For example, through the third quarter of 2010 we continued to experience an overall slower than anticipated enrollment of patients for our ongoing Phase II clinical trial evaluating the safety and efficacy of MN-221 in patients with severe, acute exacerbations of asthma for various reasons such as the length of time required to stay in the emergency room, or ER, during the treatment period. Our enrollment rates have improved since September 30, 2010, we believe, due in part to changes to the protocol that shortened the length of time the patient needed to stay in the ER and that gave the ER physician control over the standard of care that was given to the patient during the treatment period. However, there is no assurance that we will complete enrollment in the second half of 2011.

The commencement and completion of clinical trials can be delayed for a variety of other reasons, including delays in:

•	obtaining regulatory approval to commence or amend a clinical trial;

•

reaching agreements on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	recruiting and enrolling patients to participate in clinical trials;

•

retaining patients who have initiated a clinical trial but who may be prone to withdraw due to the treatment protocol, lack of efficacy, personal issues or side effects from the therapy or who are lost to further follow-up;

•	manufacturing sufficient quantities of a product candidate; and

•	IRB approval or approval from foreign counterparts to conduct or amend a clinical trial at a prospective site.

In addition, a clinical trial may be delayed, suspended or terminated by us, the FDA or other regulatory authorities due to a number of factors, including:

•

ongoing discussions with regulatory authorities regarding the scope or design of our clinical trials or requests by them for supplemental information with respect to our clinical trial results, which may result in the imposition of a clinical hold on the IND for any clinical trial, as well as the inability to resolve any outstanding concerns with the FDA so that a clinical hold already placed on the IND may be lifted and the clinical trial may begin;

•

inspections of our own clinical trial operations, the operations of our CROs or our clinical trial sites by the FDA or other regulatory authorities, which may result in the imposition of a clinical hold or potentially prevent us from using some of the data generated from our clinical trials to support requests for regulatory approval of our product candidates;

•

our failure or inability, or the failure or inability of our CROs, clinical trial site staff or other third party service providers involved in the clinical trial, to conduct clinical trials in accordance with regulatory requirements or our clinical protocols;

•	lower than anticipated enrollment or retention rates of patients in clinical trials;

•	new information suggesting unacceptable risk to subjects or unforeseen safety issues or any determination that a trial presents unacceptable health risks;

•	insufficient supply or deficient quality of product candidates or other materials necessary for the conduct of our clinical trials; and

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lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties.

If we experience delays in the completion of our clinical trials for a product candidate, the commercial prospects for such product candidate may be harmed, we may incur increased costs for development of such product candidate and our ability to obtain regulatory approval for such product candidate could be delayed or limited. Many of the factors that cause or lead to delays in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval for a product candidate. In addition, any amendment to a clinical trial protocol may require us to resubmit our clinical trial protocols to IRBs or their foreign counterparts for reexamination, which may delay or otherwise impact the costs, timing or successful completion of a clinical trial.

The loss of any rights to develop and market any of our product candidates could significantly harm our business.

With the exception of AV411, we license the rights to develop and market our product candidates. Currently, we have licensed rights relating to eight compounds for the development of ten product candidates.

We are obligated to develop and commercialize these product candidates in accordance with mutually agreed upon terms and conditions. Our ability to satisfy some or all of the terms and conditions of our license agreements is dependent on numerous factors, including some factors that are outside of our control. Any of our license agreements may be terminated if we breach our obligations under the agreement materially and fail to cure any such breach within a specified period of time.

If any of our license agreements is terminated, we would have no further rights to develop and commercialize the product candidate that is the subject of the license. The termination of the license agreements related to either of our two prioritized product candidates would significantly and adversely affect our business. The termination of any of the remainder of our license agreements could materially and adversely affect our business.

If our competitors develop and market products that are more effective than our product candidates, they may reduce or eliminate our commercial opportunities.

The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. We face, and will continue to face, competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, in the United States and abroad. Some of these competitors have products or are pursuing the development of drugs that target the same diseases and conditions that are the focus of our product development programs. We cannot assure you that developments by others will not render our product candidates obsolete or noncompetitive. Many of our competitors have products that have been approved or are in advanced development and may succeed in developing drugs that are more effective, safer, more affordable or more easily administered than ours, or that achieve patent protection or commercialization sooner than our products. Our competitors may also develop alternative therapies that could further limit the market for any products that we are able to obtain approval for, if at all. In addition, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates obsolete or noncompetitive.

In many of our target disease areas, potential competitors are working to develop new compounds with different mechanisms of action and attractive efficacy and safety profiles. Many of our competitors have substantially greater financial, research and development resources, including personnel and technology, clinical trial experience, manufacturing, sales and marketing capabilities and production facilities than we do. Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaboration arrangements with large pharmaceutical and established biotechnology companies.

Our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective and less costly than ours and may also be more successful than us in manufacturing and marketing their products. We also expect to face similar competition in our efforts to identify appropriate collaborators or partners to help develop or commercialize our product candidates.

We will depend on strategic collaborations with third parties to develop and commercialize selected product candidates and will not have control over a number of key elements relating to the development and commercialization of these product candidates if we are able to achieve such third-party arrangements.

A key aspect of our strategy is to seek collaborations with partners, such as large pharmaceutical companies, that are willing to conduct later-stage clinical trials and further develop and commercialize selected product candidates. Following completion of the Phase II clinical trial for MN-166 for the treatment of MS in the second quarter of 2008 and the acquisition of AV411 in December 2009, we do not plan to undertake any further significant clinical development activities for any of our product candidates other than MN-221 for the treatment of acute exacerbations of asthma and COPD exacerbations, other than those activities deemed necessary to maximize each product candidate’s value, until such time that we are successful in entering into a partnership or collaboration to further development of such product candidates. To date, we have not entered into any such collaborative arrangements, and we may not be able to enter into any collaborations or otherwise monetize these product candidates on acceptable terms, if at all.

By entering into a strategic collaboration with a partner, we may rely on the partner for financial resources and for development, regulatory and commercialization expertise. Even if we are successful in entering into a strategic collaboration for one of our product candidates, our partner may fail to develop or effectively commercialize the product candidate because such partner:

•	does not have sufficient resources or decides not to devote the necessary resources due to internal constraints such as limited cash or human resources;

•	decides to pursue a competitive potential product developed outside of the collaboration;

•	cannot obtain the necessary regulatory approvals;

•	determines that the market opportunity is not attractive; or

•	cannot manufacture the necessary materials in sufficient quantities from multiple sources or at a reasonable cost.

We also face competition in our search for partners from other biotechnology and pharmaceutical companies worldwide, many of whom are larger and able to offer more attractive deals in terms of financial commitments, contribution of human resources, or development, manufacturing, regulatory or commercial expertise and support.

If we are not successful in attracting partners and entering into collaborations on acceptable terms for these product candidates or otherwise monetizing these product candidates, we may not be able to complete development of or obtain regulatory approval for such product candidates. In such event, our ability to generate revenues from such products and achieve or sustain profitability would be significantly hindered.

The terms under which we raise additional capital or debt financing may harm our business and may significantly dilute stockholders’ ownership interests.

If we raise additional funds through collaborations or licensing arrangements with third parties, we may need to relinquish some rights to our product candidates, including commercialization rights, which may hinder our ability to generate revenues and achieve or sustain profitability. If we raise additional funds by issuing equity securities, including as part of a debt financing, stockholders may experience substantial dilution. Debt financing, if available, may involve significant cash payment obligations and restrictive covenants and other financial terms that may impede our ability to operate our business. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders.

Our loan and security agreement with Oxford Finance Corporation requires principal repayment on March 31, 2011 if we do not achieve certain affirmative covenants, and the agreement requires us to pledge substantial assets and also contains various covenants that may restrict our business and financing activities.

On May 10, 2010, we entered into the Loan Agreement with Oxford Finance Corporation governing the terms of our $15 million senior secured credit facility. We were required to pay interest on borrowings on a monthly basis through and including February 1, 2011. Beginning March 1, 2011 through maturity of the loan, we are required to make payments of outstanding principal and interest in 30 equal monthly installments. The Loan Agreement also requires that on or before March 31, 2011 we must have either (i) entered into a collaboration, joint venture or partnership with a non-affiliate providing for up-front cash proceeds to us (with such proceeds received on or before March 31, 2011) of not less than $15.0 million from either or a combination of an upfront payment(s) or proceeds from the sale or conversion of our securities issued in connection therewith or (ii) received positive Phase IIb data on MN-221, as defined in a completed partnership or joint venture agreement relating to MN-221, or had a positive end-of-Phase II meeting with the FDA and obtained the approval of the board of directors to proceed to Phase III with MN-221. We do not anticipate achieving either of these affirmative covenants by March 31, 2011 and Oxford Finance Corporation has agreed to waive early payment penalties of approximately $437,000 if we repay the loan in full on March 31, 2011.

The Loan Agreement is secured by a first priority security interest in substantially all of our assets, other than intellectual property. If we fail to repay the loan when it matures, the lender could initiate foreclosure proceedings against our pledged assets. Any foreclosure proceedings would have a material adverse effect on our business, financial condition and results of operations.

We are subject to stringent regulation of our product candidates, which could delay the development and commercialization of our product candidates.

We, our third-party manufacturers, service providers, suppliers and partners, and our product candidates are subject to stringent regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. None of our product candidates can be marketed in the United States until it has been approved by the FDA. None of our product candidates has been approved by the FDA to date, and we may never receive FDA approval for any of our product candidates. Obtaining FDA approval for a product takes many years of clinical development and requires substantial resources. Additionally, changes in regulatory requirements and guidance may occur or new information regarding the product candidate or the target indication may emerge, and we may need to perform additional, unanticipated non-clinical or clinical testing of our product candidates or amend clinical trial protocols to reflect these changes. Any additional unanticipated testing would add costs and could delay or result in the denial of regulatory approval for a product candidate. These regulatory requirements may limit the size of the market for the product or result in the incurrence of additional costs. Any delay or failure in obtaining required approvals could substantially reduce or negate our ability to generate revenues from the particular product candidate.

In addition, both before and after regulatory approval, we, our partners and our product candidates are subject to numerous FDA requirements, including requirements related to testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. The FDA’s requirements may change and additional government regulations may be promulgated that could affect us, our partners and our product candidates. Given the number of recent high profile adverse safety events with certain drug products, the FDA may require, as a condition of approval, costly risk management programs, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising. Furthermore, we cannot predict the likelihood, nature or extent of government regulation that may arise from this or future legislation or administrative action, either in the United States or abroad.

In order to market any of our products outside of the United States, we and our strategic partners and licensees must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods beyond the requirements of the FDA and the time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States. Regulatory approval in one country, including FDA approval in the United States, does not ensure regulatory approval in another. In addition, a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. A product candidate may not be approved for all indications that we request, which would limit the uses of our product and adversely impact our potential royalties and product sales, and any approval that we receive may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

If we fail to comply with applicable regulatory requirements in the United States or other countries, we may be subject to regulatory and other consequences, including fines and other civil penalties, delays in approving or failure to approve a product, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, interruption of manufacturing or clinical trials, injunctions and criminal prosecution, any of which would harm our business.

We rely on third parties to conduct our clinical trials, and we may incur additional development costs, experience delays in the commencement and completion of clinical trials, and be unable to obtain regulatory approval for or commercialize our product candidates on our anticipated timeline if these third parties do not successfully carry out their contractual duties or meet expected deadlines.

We rely extensively on CROs, medical institutions, clinical investigators, contract laboratories and other service providers to perform important functions related to the conduct of our clinical trials, the collection and analysis of data and the preparation of regulatory submissions. Although we design and manage our current clinical trials to ensure that each clinical trial is conducted in accordance with its investigational plan and protocol, we do not have the ability to conduct all aspects of our clinical trials directly for our product candidates.

The FDA requires us and our CROs to comply with regulations and standards, commonly referred to as good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. Our reliance on CROs does not relieve us of these responsibilities and requirements. The CROs, medical institutions, clinical investigators, contract laboratories and other service providers that we employ in the conduct of our clinical trials are not our employees, and we cannot control the amount or timing of resources that they devote to our product development programs. If any of these third parties fails to devote sufficient care, time and resources to our product development programs, if its performance is substandard, or if any third party is inspected by the FDA and found not to be in compliance with GCPs, it will delay the completion of the clinical trial in which they are involved and the progress of the affected development program. The CROs with which we contract for execution of our clinical trials play a significant role in the conduct of the clinical trials and the subsequent collection and analysis of data. Any failure of the CROs to meet their obligations could adversely affect clinical development of our product candidates. Moreover, the CROs, clinical investigators and other service providers may have relationships with other commercial entities, some of which may have competitive products under development or currently marketed, and our competitive position could be harmed if they assist our competitors. If any of these third parties does not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for our product candidates. In addition, while we believe that there are numerous alternative sources to provide these services, we might not be able to enter into replacement arrangements without delays or additional expenditures if we were to seek such alternative sources.

We rely on third-party manufacturers to produce our product candidates, which may result in delays in our clinical trials and the commercialization of products, as well as increased costs.

We have no manufacturing facilities, and we do not intend to develop facilities for the manufacture of our product candidates for clinical trials or commercial purposes in the foreseeable future. We contract with third-party manufacturers to produce, in collaboration with us, sufficient quantities of our product candidates for clinical trials, and we plan to contract with third-party manufacturers to produce sufficient quantities of any product candidates approved by the FDA or other regulatory authorities for commercial sale. While we believe that there are competitive sources available to manufacture our product candidates, we may not be able to enter into arrangements without delays or additional expenditures. We cannot estimate these delays or costs with certainty.

Reliance on third-party manufacturers limits our ability to control certain aspects of the manufacturing process and therefore exposes us to a variety of significant risks, including risks related to our ability to commercialize any products approved by regulatory authorities or conduct clinical trials, reliance on such third parties for regulatory compliance and quality assurance, and the refusal or inability of a third-party manufacturer to supply our requirements on a long-term basis. In addition, manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel and compliance with federal, state and foreign regulations. Also, our manufacturers may not perform as agreed. If our manufacturers were to encounter any of these difficulties, our ability to timely produce our product candidates for clinical trials and commercial sale may be interrupted, which could result in delayed clinical trials or receipt of regulatory approval and lost or delayed revenues.

To date, we have entered into an agreement with Hospira Worldwide, Inc. for the development and supply of finished product of MN-221 for the treatment of acute exacerbations of asthma utilizing Hospira’s proprietary ADD-Vantage drug delivery system that we intend to use in clinical trials and the commercial market if MN-221 receives regulatory approval. In addition to Hospira’s proprietary drug delivery system, we anticipate entering into a commercial supply agreement for finished product of MN-221 in standard vials. However, other than Hospira, we do not have agreements established regarding commercial supply of finished product of MN-221 in standard vials or for the active pharmaceutical ingredient, or API, or finished product for any of our product candidates. In particular, pursuant to our license agreement with Kissei Pharmaceutical Co. Ltd., Kissei Pharmaceutical has the exclusive right to manufacture the commercial supply of the API for MN-221. Therefore, we will need to successfully negotiate a commercial supply agreement with Kissei Pharmaceutical on commercially reasonable terms, or another third-party manufacturer in the event that we are unable to reach agreement with Kissei Pharmaceutical, in order to manufacture the API for MN-221 on a commercial scale if MN-221 is approved by the FDA or other regulatory authorities for commercial sale. We will also need to successfully negotiate a supply agreement with a third-party manufacturer on commercially reasonable terms in order to manufacture the finished product of MN-221 in standard vials. We may not be able to establish or maintain any commercial manufacturing and supply arrangements on commercially reasonable terms that we require for purposes of commercializing a product. Any failure by us to secure or maintain any such required commercial supply agreements could result in interruption of supply and lost or delayed revenues, which would adversely affect our business.

Any problems or delays we experience in preparing for commercial-scale manufacturing of a product candidate may result in a delay in FDA or other regulatory approval of the product candidate or may impair our ability to manufacture commercial quantities, which would adversely affect our business. For example, our manufacturers will need to produce specific batches of a product candidate to demonstrate acceptable stability under various conditions and for commercially viable lengths of time. We and our third-party manufacturers will need to demonstrate to the FDA and other regulatory authorities this acceptable stability data for the product candidate, as well as validate methods and manufacturing processes, in order to receive regulatory approval to commercialize such product candidate.

Our manufacturers are obligated to operate in accordance with FDA-mandated current good manufacturing practices, or cGMPs and, in some cases, International Convention on Harmonization, or ICH, standards. A failure of any of our third-party manufacturers to establish and follow cGMPs and/or ICH standards and to document their adherence to such practices may lead to significant delays in our ability to timely conduct and complete clinical trials, obtain regulatory approval of product candidates or launch of our products into the market. In addition, changing third-party manufacturers is difficult. For example, a change in third-party manufacturer for a particular product candidate requires re-validation of the manufacturing processes and procedures in accordance with cGMPs, which may be costly and time-consuming and, in some cases, our manufacturers may not provide us with adequate assistance to transfer the manufacturing processes and procedures for our product candidates to new manufacturers or may possess intellectual property rights covering parts of these processes or procedures for which we may need to obtain a license. Failure by our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of regulatory approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

We may not be able to manufacture our product candidates in commercial quantities, which would prevent us from commercializing our product candidates.

To date, our product candidates have been manufactured in small quantities for preclinical studies and clinical trials. If any of our product candidates is approved by the FDA or comparable regulatory authorities in other countries for commercial sale, we will need to manufacture such product candidate in larger quantities. We may not be able to increase successfully the manufacturing capacity for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to increase successfully the manufacturing capacity for a product candidate, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in supply. Our product candidates require precise, high quality manufacturing. Our failure to achieve and maintain these high manufacturing standards in collaboration with our third-party manufacturers, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could harm our business, financial condition and results of operations.

Materials necessary to manufacture our product candidates may not be available on commercially reasonable terms, or at all, which may delay the development and commercialization of our product candidates.

We rely on the third-party manufacturers of our product candidates to purchase from third-party suppliers the materials necessary to produce the API and product candidates for our clinical trials, and we will rely on such manufacturers to purchase such materials to produce the API and finished product for any commercial distribution of our products if we obtain marketing approval. Suppliers may not sell these materials to our manufacturers at the time they need them in order to meet our required delivery schedule or on commercially reasonable terms, if at all. We do not have any control over the process or timing of the acquisition of these materials by our manufacturers. Moreover, we currently do not have any agreements for the production of these materials. If our manufacturers are unable to obtain these materials for our clinical trials, testing of the affected product candidate would be delayed, which may significantly impact our ability to develop the product candidate. If we or our manufacturers are unable to purchase these materials after regulatory approval has been obtained for one of our products, the commercial launch of such product would be delayed or there would be a shortage in supply of such product, which would harm our ability to generate revenues from such product and achieve or sustain profitability.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory difficulties.

Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies, including additional research and development and clinical trials. Any of these restrictions or requirements could adversely affect our potential product revenues. For example, the label ultimately approved for MN-221 or MN-166/AV411, our other product candidates or any other product candidates that we may in-license or acquire, if any, may include a restriction on the terms of its use, or it may not include one or more of our intended indications.

Our product candidates will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the drug. In addition, approved products, manufacturers and manufacturers’ facilities are subject to continual review and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, such as commercial good manufacturing practices, or cGMPs, a regulatory agency may:

•	issue warning letters or untitled letters;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	impose other civil or criminal penalties;

•	suspend regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by us;

•	impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products or require a product recall.

Our product candidates, if approved for sale, may not gain acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenues.

If one of our product candidates is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

•	demonstration of efficacy;

•	changes in the standard of care for the targeted indication;

•	relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	availability, cost and potential advantages of alternative treatments, including less expensive generic drugs;

•	pricing and cost effectiveness, which may be subject to regulatory control;

•	effectiveness of our or any of our partners’ sales and marketing strategies;

•	the product labeling or product insert required by the FDA or regulatory authority in other countries; and

•	the availability of adequate third-party insurance coverage or reimbursement.

If any product candidate that we develop does not provide a treatment regimen that is as beneficial as, or is perceived as being as beneficial as, the current standard of care or otherwise does not provide patient benefit, that product candidate, if approved for commercial sale by the FDA or other regulatory authorities, likely will not achieve market acceptance. Our ability to effectively promote and sell any approved products will also depend on pricing and cost-effectiveness, including our ability to produce a product at a competitive price and our ability to obtain sufficient third-party coverage or reimbursement. If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, patients and third-party payors, our ability to generate revenues from that product would be substantially reduced. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

If our products are not accepted by the market or if users of our products are unable to obtain adequate coverage of and reimbursement for our products from government and other third-party payors, our revenues and profitability will suffer.

Our ability to commercialize our products successfully will depend in significant part on pricing and cost effectiveness, including our ability to produce a product at a competitive price and our ability to obtain appropriate coverage of and reimbursement for our products and related treatments from governmental authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs.

Third-party payors are increasingly challenging the prices charged for medical products and services. We cannot provide any assurances that third-party payors will consider our products cost-effective or provide coverage of and reimbursement for our products, in whole or in part.

Uncertainty exists as to the coverage and reimbursement status of newly approved medical products and services and newly approved indications for existing products. Third-party payors may conclude that our products are less safe, less clinically effective or less cost-effective than existing products, and third-party payors may not approve our products for coverage and reimbursement. If we are unable to obtain adequate coverage of and reimbursement for our products from third-party payors, physicians may limit how much or under what circumstances they will prescribe or administer them. Such reduction or limitation in the use of our products could cause our sales to suffer. Even if third-party payors make reimbursement available, payment levels may not be sufficient to make the sale of our products profitable.

Also, continuing health care reform in the U.S. will control or significantly influence the purchase of medical services and products, and may result in inadequate coverage of and reimbursement for our products. Many third-party payors are pursuing various ways to reduce pharmaceutical costs, including the use of formularies. The market for our products depends on access to such formularies, which are lists of medications for which third-party payors provide reimbursement. These formularies are increasingly restricted, and pharmaceutical companies face significant competition in their efforts to place their products on formularies. This increased competition has led to a downward pricing pressure in the industry. The cost containment measures that third-party payors, including government payors, are instituting could have a material adverse effect on our ability to operate profitably.

If we fail to identify and license or acquire other product candidates, we will not be able to expand our business over the long term.

Because we do not have internal discovery capabilities, our business over the long term is substantially dependent on our ability to license or acquire product candidates and further develop them for commercialization. The success of this strategy depends upon our ability to identify, select and acquire the right product candidates. We have limited experience identifying, negotiating and implementing economically viable product candidate acquisitions or licenses, which is a lengthy and complex process. Also, the market for licensing and acquiring product candidates is intensely competitive, and many of our competitors have greater resources than we do. We may not have the requisite capital resources to consummate product candidate acquisitions or licenses that we identify to fulfill our strategy.

Moreover, product candidate acquisitions that we do complete involve numerous risks, including:

•	difficulties in integrating the development program for the acquired product candidate into our existing operations;

•	diversion of financial and management resources from existing operations;

•	risks of entering new markets or technologies and of receiving regulatory approval;

•	inability to generate sufficient revenues to offset acquisition costs; and

•	delays that may result from our having to perform unanticipated preclinical trials or other tests on the product candidate.

If we are not successful in identifying and licensing or acquiring other product candidates over the long term, we will not be able to grow our revenues with sales from new products beyond those revenues, if any, from any approved products derived from our existing product candidates, and we may fail to achieve or sustain profitability.

We are dependent on our management team, Yuichi Iwaki, M.D., Ph.D., and experienced scientific staff, and if we are unable to retain, motivate and attract key personnel, our product development programs may be delayed and we may be unable to develop successfully or commercialize our product candidates.

We are dependent upon the continued services of our executive officers and other key personnel, particularly Yuichi Iwaki, M.D., Ph.D., a founder of the company and our President and Chief Executive Officer, who has been instrumental in our ability to in-license product candidates from Japanese pharmaceutical companies and secure financing from Japanese institutions. The relationships that certain of our key managers have cultivated with pharmaceutical companies from whom we license product candidates and to whom we expect to out-license product candidates make us particularly dependent upon their continued services with us, whether through employment, service on our board of directors or a consulting agreement. We are also substantially dependent on the continued services of clinical development personnel because of the highly technical nature of our product development programs. We are not presently aware of any plans of our executive officers or key personnel to retire or leave employment with the company. Each of our executive officers is party to an employment agreement that continues in effect until the earliest of termination of employment upon (i) consent of the parties, (ii) cause or other material breach of the agreement, (iii) death or permanent disability and (iv) three months’ written notice. Following termination of employment, these individuals may engage in other businesses that may compete with us.

If we acquire or license new product candidates, our success will depend on our ability to attract, retain and motivate highly qualified management and scientific personnel to manage the development of these new product candidates. In particular, our product development programs depend on our ability to attract and retain highly experienced clinical development and regulatory personnel. However, we face competition for experienced scientists and other technical and professional personnel from numerous companies and academic and other research institutions. Competition for qualified personnel is particularly intense in the San Diego, California area, where our corporate headquarters is located. Our short operating history and the uncertainties attendant to being a development-stage biopharmaceutical company could impair our ability to attract and retain personnel and impede the achievement of our development and commercialization objectives. In addition, we have scientific and clinical advisors who assist us in our product development and clinical strategies. These third parties are not our employees and may have commitments to, or contracts with, other entities that may limit their availability to us, or may have arrangements with other companies to assist in the development of products that may compete with our product candidates.

Although we have employment agreements with key members of management, each of our employees, subject to applicable notice requirements, may terminate his or her employment at any time. We do not carry “key person” insurance covering members of senior management. If we lose any of our key management personnel, we may not be able to find suitable replacements, which would adversely affect our business.

If we are unable to establish our sales and distribution capabilities, we will be unable to successfully commercialize our product candidates.

To date, we have not sold, marketed or distributed any pharmaceutical products. If we are successful in obtaining regulatory approvals for any of our product candidates or acquiring other approved products, we will need to establish sales, marketing and distribution capabilities on our own or with partners in order to commercialize an approved product. The acquisition or development of an effective sales and marketing infrastructure will require a significant amount of our financial resources and time and could negatively impact our commercialization efforts, including delay of a product launch. We may be unable to establish and manage a sufficient or effective sales force in a timely or cost-effective manner, if at all, and any sales force we do establish may not be capable of generating demand for our products, therefore hindering our ability to generate revenues and achieve or sustain profitability. In addition, if we are unable to develop internal sales capabilities, we will need to contract with third parties or establish a partnership to market and sell the product. If we are unable to establish adequate sales and marketing capabilities, whether independently or with third parties, we may not be able to generate any product revenues, may generate increased expenses and may never become profitable. In addition, although we intend to establish strategic collaborations to market any products approved for sale by regulatory authorities outside of the United States, we may be required to market our product candidates outside of the United States directly if we are unable to establish such collaborations. In that event, we may need to build a corresponding international sales and marketing capability with technical expertise and with supporting distribution capabilities.

Health care reform measures could adversely affect our business.

The business and financial condition of pharmaceutical and biotechnology companies are affected by the efforts of governmental and third-party payers to contain or reduce the costs of health care. In the United States and in foreign jurisdictions, there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. For example, in some countries, pricing of prescription drugs is subject to government control, and we expect proposals to implement similar controls in the United States to continue. Another example of proposed reform that could affect our business is drug reimportation into the United States. Moreover, the pendency or approval of such proposals could result in a decrease in our stock price or our ability to raise capital or to obtain strategic partnerships or licenses. More recently, the President signed into law the Patient Protection and Affordable Care Act, which imposes numerous provisions over a four-year period. We have begun to assess the impact of this Act, but, at this early stage the likely impact cannot be ascertained with any degree of certainty.

We may be sued for product liability, which could result in substantial liabilities that exceed our available resources and damage our reputation.

The development and commercialization of drug products entails significant product liability risks. Product liability claims may arise from use of any of our product candidates in clinical trials and the commercial sale of any approved products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire clinical trial programs;

•	decreased demand for our product candidates;

•	impairment of our business reputation;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	the inability to commercialize our product candidates.

We currently have insurance that covers our clinical trials. We believe our current insurance coverage is reasonably adequate at this time; however, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for all expenses or losses we may suffer. In addition, we will need to increase and expand this coverage as we commence additional clinical trials, as well as larger scale clinical trials, and in the event that any of our product candidates is approved for commercial sale. This insurance may be prohibitively expensive or may not fully cover our potential liabilities. In addition, our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the regulatory approval or commercialization of products that we or one of our collaborators develop. Successful product liability claims could have a material adverse effect on our business and results of operations. Liability from such claims could exceed our total assets if we do not prevail in any lawsuit brought by a third party alleging that an injury was caused by one of our product candidates.

We may need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

As of March 22, 2011, we had 18 full-time employees, following a reduction in force which took place in January 2011, wherein we down-sized the company to save costs. If we are successful in securing a strategic collaboration or raising additional capital, our management, personnel, systems and facilities currently in place may not be adequate to support the company’s needs. For example, we may hire additional personnel in clinical development, regulatory affairs and business development to further strengthen our core competencies or choose to develop sales, marketing and distribution capabilities for certain of our product candidates. Our need to effectively manage our operations, growth and product development programs requires that we:

•	manage our clinical trials effectively;

•	manage our internal development efforts effectively while carrying out our contractual obligations to licensors and other third parties;

•	ensure that our consultants, CROs and other service providers successfully carry out their contractual obligations, provide high quality results and meet expected deadlines; and

•	continue to improve our operational, financial and management controls, reporting systems and procedures.

We may be unable to successfully implement these tasks on a larger scale, which may impact our ability to timely achieve our development and commercialization goals, if at all.

We expect that our results of operations will fluctuate, which may make it difficult to predict our future performance from period to period.

Our quarterly operating results have fluctuated in the past and are likely to continue to do so in the future. Some of the factors that could cause our operating results to fluctuate from period to period include:

•

the status of development of our product candidates and, in particular, the advancement or termination of activities related to our product development programs and the timing of any milestone payments payable under our licensing agreements;

•	the execution of other collaboration, licensing and similar arrangements and the timing of payments we may make or receive under these arrangements;

•	variations in the level of expenses related to our product development programs;

•	the unpredictable effects of collaborations during these periods;

•	the timing of our satisfaction of applicable regulatory requirements, if at all;

•	the rate of expansion of our clinical development and other internal research and development efforts;

•	the costs of any litigation;

•	the effect of competing technologies and products and market developments; and

•	general and industry-specific economic conditions.

We believe that quarterly or yearly comparisons of our financial results are not necessarily meaningful and should not be relied upon as indications of our future performance.

Our management has broad discretion over the use of our cash, and we may not use our cash effectively, which could adversely affect our results of operations.

Our management has significant flexibility in applying our cash resources and could use these resources for corporate purposes that do not increase our market value or in ways with which our stockholders may not agree. We may use our cash resources for corporate purposes that do not yield a significant return or any return at all for our stockholders, which may cause our stock price to decline.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we are required to comply with the Sarbanes-Oxley Act of 2002, as well as rules and regulations implemented by the SEC, The Nasdaq Stock Market, or Nasdaq, and Japanese securities laws, and incur significant legal, accounting and other expenses as a result. These rules impose various requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and appropriate corporate governance practices. Our management and other personnel have devoted and will continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and may make it more difficult and expensive for us to renew our director and officer liability insurance, and result in imposition of reduced policy limits and coverage.

The Sarbanes-Oxley Act requires that we maintain effective internal controls for financial reporting and disclosure controls and procedures. Our listing obligations under the Jasdaq Market (formerly the Hercules Market until its closure in 2010) of the Osaka Securities Exchange, or the OSE, also require that we comply either with Section 404 of the Sarbanes-Oxley Act or equivalent regulations in Japan and we elected to comply with Section 404. As a result, we are required to perform an evaluation of our internal control over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404. As a smaller reporting company, our report regarding internal control over financial reporting for the year ended December 31, 2010 was not subject to attestation by our registered public accounting firm pursuant to temporary SEC rules. We are not subject to attestation on our report regarding internal control over financial reporting for the year ended December 31, 2010 for SEC reporting; however, it is required under Japanese securities laws. Our efforts to comply with Section 404 and related regulations have required, and continue to require, the commitment of significant financial and managerial resources. We cannot be certain that a material weakness will not be identified when we test the effectiveness of our control systems in the future. If a material weakness is identified, we could be subject to sanctions or investigations by Nasdaq, the SEC, the OSE or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal controls, which could have an adverse effect on the market price of our stock.

We identified a material weakness in our internal control over financial reporting, and any failure to effectively remediate the material weakness identified as of September 30, 2010 could result in material misstatements in our financial statements.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that creates a reasonable possibility that a material misstatement of our interim or annual financial statements will not be prevented or detected on a timely basis. In the course of carrying out the required quarterly evaluation and preparing the financial statements as of September 30, 2010, management identified control overrides and policy deviations by one of our senior executive officers. The following deficiencies in internal control over financial reporting, which collectively represented a material weakness in our internal control over financial reporting, were reported by management to our Audit Committee:

•

A senior executive officer lacked a sufficient control awareness related to compliance with our Code of Conduct, contract review and approval policies, and certain human resources policies and procedures for employee terminations.

•	We did not design adequate human resources policies and procedures related to ensuring compliance with our Code of Conduct.

Our management team is committed to achieving and maintaining a strong control environment and an overall tone within the organization that empowers all employees to act with the highest standards of ethical conduct. In addition, management remains committed to the process of developing and implementing improved corporate governance and compliance initiatives. Our Board and management team implemented the following remediation plan to address the material weakness and enhance our internal controls:

•	The Board revised our contract review and approval policy to require the signature of two executive officers, one of whom must be the Chief Financial Officer or his designee;

•

The Board assigned additional responsibility to the Compensation Committee, including requirements that the Compensation Committee approve (1) any salary increases/adjustments greater than 10%, (2) any promotion or hiring into any position at the level of Vice President or above, (3) the salary of any individual promoted or hired for any position at the level of Vice President or above and (4) the granting to any employee of benefits or other perquisites not generally available to all employees;

•	The Board changed the reporting lines of our Vice President of Clinical Development and our Manager of Human Resources and Administration; and

•

Due to the appearance of a possible conflict of interest, the Board granted a waiver under our Code of Conduct to a senior executive officer and one of our other employees with respect to any joint real estate and banking transactions to which they are party as of November 13, 2010.

In addition, subsequent to September 30, 2010, our Board formed a Strategic and Operational Review Committee comprised of certain members of our Board and our senior management team that has been tasked with reviewing all key strategic and operational matters. Our Board and our senior management team may engage additional third-party specialists to further review and identify any other enhancements to our internal controls that may help prevent future significant deficiencies and/or material weaknesses.

As of March 23, 2011, we have tested our remediation plan with the assistance of a third party and we have conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2010. The framework on which such evaluation was based is contained in the report entitled “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Report”). Based on our evaluation under the criteria set forth in the COSO Report, our management concluded our internal control over financial reporting was effective as of December 31, 2010. Our auditors, however, have not completed the audit of the effectiveness of our internal control over financial reporting as of December 31, 2010 and there is no assurance that the auditors will determine that the remediation is complete or that our internal control over financial reporting is effective. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

If significant deficiencies or additional material weaknesses in our internal control are discovered or occur in the future, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, we may be subject to class action litigation and our common stock could be delisted from Nasdaq and the Jasdaq Market of the OSE in Japan.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug development programs, including delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability and the further development of our product candidates may be delayed.

We may not realize all of the anticipated benefits of the combined clinical development programs based on ibudilast.

We may not be able to successfully secure a strategic collaboration to advance the combined ibudilast development programs. Following completion of the Phase II clinical trial of MN-166 for the treatment of MS in the second quarter of 2008 and the acquisition of AV411 in December 2009, we have not undertaken, nor do we plan to undertake, any further significant clinical development of MN-166/AV411 until such time that we secure a strategic collaboration to advance the combined clinical development of MN-166/AV411 ibudilast-based development program. We cannot assure you that we will be able to secure such a strategic collaboration or otherwise further advance, or recognize value from, a combined MN-166/AV411 clinical development program.

Risks Related to Our Intellectual Property

Our ability to compete may decline if we do not adequately protect our proprietary rights.

There is the risk that our patents (both those owned by us and those in-licensed) may not provide a competitive advantage, including the risk that our patents expire before we obtain regulatory and marketing approval for one or more of our product candidates, particularly our in-licensed patents. Also, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property rights. Composition of matter patents on APIs may provide protection for pharmaceutical products without regard to formulation, method of use, or other type of limitation. We do not have compound patent protection for the API in our MN-166/AV411 and MN-001 product candidates, although we do have patent protection for a particular crystalline polymorph of MN-001 and we have composition of matter protection on ibudilast analogs. As a result, competitors that obtain the requisite regulatory approval will be able to offer products with the same API as found in our MN-166/AV411 and MN-001 product candidates so long as such competitors do not infringe any methods of use, methods of manufacture, formulation or, in the case of MN-001, specific polymorph patents that we hold or have exclusive rights to through our licensors. For example, we currently rely on a method of use patent for MN-166, which covers the use of the API found in our MN-166 product candidate for the treatment of MS. We also have a method of use patent for AV411 for the treatment of neuropathic pain syndromes.

It is our policy to consult with our licensors in the maintenance of granted patents we have licensed and in their pursuit of patent applications that we have licensed, but each of our licensors generally remains primarily responsible for or in control of the maintenance of the granted patents and prosecution of the applications. We have limited control, if any, over the amount or timing of resources that each licensor devotes on our behalf, and a licensor may not assign as great a priority to prosecution of these patent applications as we would if we were undertaking such prosecution ourselves. As a result of this lack of control and general uncertainties in the patent prosecution process, we cannot be sure that our licensed patents will be maintained and that any additional patents will ever mature from our licensed applications. Issued U.S. patents require the payment of maintenance fees to continue to be in force. We typically rely on our licensors to do this and their failure to do so could result in the forfeiture of patents not timely maintained. Many foreign patent offices also require the payment of periodic annuities to keep patents and patent applications in good standing. As we generally do not maintain control over the payment of annuities, we cannot be certain that our licensors will timely pay such annuities and that the granted patents and pending patent applications will not become abandoned. For example, certain annuities were not paid in a timely manner with respect to foreign patents licensed under MN-002 (the active metabolite of MN-001) and, as a result, our patent rights may be impaired in those territories. In addition, our licensors may have selected a limited amount of foreign patent protection, and therefore applications have not been filed in, and foreign patents may not have been perfected in, all commercially significant countries.

The patent protection of our product candidates and technology involves complex legal and factual questions. Most of our license agreements give us a right, but not an obligation, to enforce our patent rights. To the extent it is necessary or advantageous for any of our licensors’ cooperation in the enforcement of our patent rights, we cannot control the amount or timing of resources our licensors devote on our behalf or the priority they place on enforcing our patent rights. We may not be able to protect our intellectual property rights against third party infringement, which may be difficult to detect, especially for infringement of patent claims for methods of manufacturing. Additionally, challenges may be made to the ownership of our intellectual property rights, our ability to enforce them or our underlying licenses, which in some cases have been made under foreign laws and may provide different protections than that of U.S. law.

We cannot be certain that any of the patents or patent applications owned by us or our licensors related to our product candidates and technology will provide adequate protection from competing products. Our success will depend, in part, on whether we or our licensors can:

•	obtain and maintain patents to protect our product candidates;

•	obtain and maintain any required or desirable licenses to use certain technologies of third parties, which may be protected by patents;

•	protect our trade secrets and know-how;

•	operate without infringing the intellectual property and proprietary rights of others;

•	enforce the issued patents under which we hold rights; and

•	develop additional proprietary technologies that are patentable.

The degree of future protection for our proprietary rights is uncertain. For example:

•	we or our licensor might not have been the first to make the inventions covered by each of our pending patent applications or issued patents;

•	we or our licensor might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•

any patents under which we hold rights may not provide us with a basis for maintaining market exclusivity for commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties as invalid, not infringed or unenforceable under U.S. or foreign laws; or

•	any of the issued patents under which we hold rights may not be valid or enforceable or may be circumvented successfully in light of the continuing evolution of domestic and foreign patent laws.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

Because we operate in the highly technical field of research and development of small molecule drugs, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Further, we have limited control, if any, over the protection of trade secrets developed by our licensors. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in our industry regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our product candidates, their methods of use, manufacturing or other technologies or activities infringe the intellectual property rights of such third parties. There are many patents relating to chemical compounds and methods of use. If our compounds or their methods of use or manufacture are found to infringe any such patents, we may have to pay significant damages or seek licenses under such patents. We have not conducted comprehensive searches for unexpired patents issued to third parties relating to our product candidates. Consequently, no assurance can be given that unexpired, third-party patents containing claims covering our product candidates, their methods of use or manufacture do not exist. Moreover, because some patent applications in the United States may be maintained in secrecy until the patents are issued, and because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, we cannot be certain that others have not filed patent applications that will mature into issued patents that relate to our current or future product candidates and which could have a material effect in developing and commercializing one or more of our product candidates. The owner of a patent that is arguably infringed can bring a civil action seeking to enjoin an accused infringer from importing, making, marketing, distributing, using or selling an infringing product. We may need to resort to litigation to enforce our intellectual property rights or to seek a declaratory judgment concerning the scope, validity or enforceability of third-party proprietary rights. Similarly, we may be subject to claims that we have inappropriately used or disclosed trade secrets or other proprietary information of third parties. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:

•

payment of actual damages, royalties, lost profits, potential enhanced damages and attorneys’ fees, if any infringement for which we are found liable is deemed willful, or a case against us is determined by a judge to be exceptional;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell our products;

•	having to enter into license arrangements that may not be available on reasonable or commercially acceptable terms; or

•	significant cost and expense, as well as distraction of our management from our business.

As a result, we could lose our ability to develop and commercialize current or future product candidates.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to the Securities Markets and Investment in Our Common Stock and Warrants

Our stock price may be volatile, and you may not be able to resell our shares at a profit or at all.

Despite the listing of our common stock on the Nasdaq Global Market and the Jasdaq Market of the OSE in Japan, trading volume in our securities has been light and an active trading market may not develop for our common stock. In February 2011, our average trading volume was approximately 10,600 shares per day on the Nasdaq Global Market and approximately 24,800 shares per day on the Jasdaq Market.

The market prices for securities of biopharmaceutical and biotechnology companies, and early-stage drug discovery and development companies like us in particular, have historically been highly volatile and may continue to be highly volatile in the future. For example, since the date of our initial public offering in Japan on February 4, 2005 through February 28, 2011, our common stock has traded as high as approximately $42.00 and as low as approximately $1.40. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•

the development status of our product candidates, including clinical trial results and determinations by regulatory authorities with respect to our product candidates, and particularly our prioritized product candidates;

•	the initiation, termination, or reduction in the scope of any collaboration arrangements or any disputes or developments regarding such collaborations;

•	FDA or foreign regulatory actions, including failure to receive regulatory approval for any of our product candidates;

•	announcements of technological innovations, new commercial products or other material events by us or our competitors;

•	disputes or other developments concerning our intellectual property rights;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	actual and anticipated fluctuations in our quarterly or annual operating results;

•	price and volume fluctuations in the overall stock markets;

•	any potential delisting of our securities;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial performance;

•	additions or departures of key personnel;

•	discussions of our business, management, products, financial performance, prospects or stock price by the financial and scientific press and online investor communities;

•	litigation or public concern about the safety of our potential products;

•	public concern as to, and legislative action with respect to, the pricing and availability of prescription drugs or the safety of drugs and drug delivery techniques; or

•	regulatory developments in the United States and in foreign countries.

Broad market and industry factors, as well as economic and political factors, also may materially adversely affect the market price of our common stock.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of biotechnology and biopharmaceutical companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Future sales of our common stock may cause our stock price to decline and may make it difficult to sell your shares.

Sales of substantial amounts of our common stock, or the availability of such common stock for sale, could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities should we desire to do so. In addition, it may be difficult, or even impossible, to find a buyer for shares of our common stock.

We have also registered all common stock that we may issue under our current employee benefits plans and upon exercise of the warrants included in the units being sold in this offering. As a result, these shares can be freely sold in the public market upon issuance, subject to the terms of the underlying agreements governing the grants and the restrictions of the securities laws. In addition, our directors and officers may in the future establish programmed selling plans under Rule 10b5-1 of the Exchange Act, for the purpose of effecting sales of our common stock. If any of these events cause a large number of our shares to be sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

Anti-takeover provisions in our charter documents and under Delaware law and the existence of our stockholder rights plan may make an acquisition of us more complicated and the removal and replacement of our directors and management more difficult.

Our restated certificate of incorporation and amended and restated bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock or adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions may also make it difficult for stockholders to remove and replace our board of directors and management. These provisions:

•	establish that members of the board of directors may be removed only for cause upon the affirmative vote of stockholders owning at least a majority of our capital stock;

•

authorize the issuance of “blank check” preferred stock that could be issued by our board of directors in a discriminatory fashion designed to increase the number of outstanding shares and prevent or delay a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit our stockholders from making certain changes to our Restated Certificate of Incorporation or Amended and Restated Bylaws except with 66 2/3 percent stockholder approval; and

•	provide for a classified board of directors with staggered terms.

In addition, we adopted a stockholder rights plan in November 2006, pursuant to which each share of our common stock includes an attached preferred stock purchase right, that is designed to impede takeover transactions that are not supported by our board of directors.

We also may be subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15 percent or more of our common stock for three years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In any event, these provisions may delay or prevent a third party from acquiring us. Any such delay or prevention could cause the market price of our common stock to decline.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Risks Related to This Offering

There is no trading market for the warrants issued in this offering and the market price of our common stock may fall below the exercise price of the warrants.

The warrants being issued in this offering will not be listed for trading on any securities exchange and we have no intention of applying for any listing of the warrants. The warrants will expire five years from the date of issuance. The market price of our common stock may fall below the exercise price of the warrants prior to their expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the holders of such warrants.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

If you purchase the securities sold in this offering, you will experience immediate dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

The portion of the public offering price per unit in this offering attributable to our common stock exceeds the net tangible book value per share of our common stock outstanding prior to this offering. Assuming we sell 3,500,000 units in this offering at an assumed public offering price of $3.57 per unit (attributing no value to the warrants included in the units and excluding the proceeds, if any, from the exercise of the warrants issued in this offering), and after deducting the estimated underwriting discount and estimated offering expenses payable by us, you will experience immediate dilution of $1.91 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2010 after giving effect to this offering and the assumed public offering price. The exercise of outstanding stock options and warrants, as well as the warrants issued in this offering, will result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	the potential for our product candidates to receive regulatory approval for one or more indications on a timely basis, or at all;

•	the success, timing, design and results of clinical trials for our product candidates, including any delays in commencing or completing enrollment for our ongoing or planned clinical trials;

•	plans for future clinical trials and regulatory submissions;

•

unexpected adverse side effects or inadequate therapeutic efficacy of our product candidates that could delay or prevent regulatory approval or commercialization or that could result in product liability claims;

•	other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for our product candidates;

•	the continuation and success of our collaborations with our licensors;

•	the performance of third party service providers and manufacturers;

•	intellectual property rights and disputes, including the scope and validity of patent protection for our product candidates;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	the potential to attract one or more strategic partners and terms of any related transactions;

•	intense competition and our ability to compete if any of our product candidates are ever commercialized;

•	regulatory developments in the United States and foreign countries;

•	the potential impact of uncertainties in the credit and capital markets or a future deterioration of these markets on our investment portfolio; and

•	our ability to raise sufficient capital when needed, or at all.

In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in this prospectus supplement and in our SEC filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. The securities offered under this prospectus are not being offered in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus, as applicable, or that any information incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document so incorporated by reference. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the units that we are offering, excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $11.3 million, assuming the sale of 3,500,000 units based on an assumed public offering price of $3.57 per unit (attributing no value to the warrants included in the units) and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each $0.25 increase (decrease) in the assumed public offering price of $3.57 per unit would increase (decrease) the net proceeds to us from this offering by approximately $0.8 million, assuming the number of units offered by us, assumed to be 3,500,000 units, remains the same. We may also increase or decrease the number of units we are offering. Each increase (decrease) of 100,000 units in the number of assumed units offered by us would increase (decrease) the net proceeds to us from this offering by approximately $0.3 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We do not expect that a change in the public offering price or the number of units by these amounts would have a material effect on our uses of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital.

We intend to use the net proceeds from the sale of the securities under this prospectus supplement to fund our research and development efforts, and for general corporate purposes, including working capital. Specifically, we intend to use $4.5 million of such net proceeds to fund development work for MN-221 and $500,000 of such net proceeds for other research and development on MN-166/AV411. We may also use a portion of the net proceeds from the sale of the securities under this prospectus supplement to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so.

The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending use of the net proceeds as described above, we intend to temporarily invest the proceeds in short and long-term interest bearing instruments.

DILUTION

Our net tangible book value as of September 30, 2010 was $15,049,728 million, or $1.21 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, and dividing this amount by the number of shares of common stock outstanding.

After giving effect to our sale of units in this public offering, assuming the sale of 3,500,000 units at an assumed public offering price of $3.57 per unit (attributing no value to the warrants included in the units and excluding the proceeds, if any, from the exercise of the warrants issued in this offering), and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2010 would have been approximately $26.4 million, or $1.66 per share. This represents an immediate increase in net tangible book value of $0.45 per share to existing stockholders and immediate dilution in net tangible book value of $1.91 per share to new investors participating in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per unit		$3.57
Historical net tangible book value per share as of September 30, 2010	$1.21
Increase per share attributable to investors participating in this offering	0.45

As adjusted net tangible book value per share after this offering		1.66

Dilution per share to investors participating in this offering		$1.91

Each $0.25 increase (decrease) in the assumed public offering price of $3.57 per unit would increase (decrease) our as adjusted net tangible book value after this offering by approximately $0.8 million, or approximately $0.05 per share, and the dilution per share to new investors by approximately $0.20 per share, assuming that the number of units offered by us, assumed to be 3,500,000 units, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of units we are offering. An increase of 100,000 units in the number of assumed units offered by us would increase our as adjusted net tangible book value after this offering by approximately $0.3 million, or $0.01 per share, and the dilution per share to new investors would be $1.90 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, a decrease of 100,000 units in the number of assumed units offered by us would decrease our as adjusted net tangible book value after this offering by approximately $0.3 million, or $0.01 per share, and the dilution per share to new investors would be $1.93 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriter exercises in full its option to purchase up to 525,000 additional units at the assumed offering price of $3.57 per share and the assumed sale of 3,500,000 units in this offering , the as adjusted net tangible book value after this offering would be $1.71 per share, representing an increase in net tangible book value of $0.50 per share to existing stockholders and immediate dilution in net tangible book value of $1.86 per share to new investors participating in this offering at the public offering price.

The above discussion and table are based on 12,425,479 shares of our common stock outstanding as of the close of business on September 30, 2010. This number excludes, as of the close of business on September 30, 2010:

•	1,538,804 shares of common stock reserved for the exercise of options outstanding at a weighted average exercise price of $9.78;

•	1,749,974 shares of common stock reserved for issuance under our stock incentive programs;

•	198,020 shares of common stock reserved for the exercise of a warrant outstanding at an exercise price of $6.06;

•	259,127 shares of common stock reserved for issuance under our employee stock purchase program; and

•	4,172,746 shares of common stock reserved for issuance upon conversion of $28,374,672.92 in principal of outstanding convertible notes.

Investors that purchase common stock upon the exercise of the warrants offered hereby may experience dilution depending on our net tangible book value at the time of exercise.

BUSINESS

Our Business

We are a biopharmaceutical company focused on acquiring and developing novel, small molecule therapeutics for the treatment of diseases with unmet medical need with a specific focus on the U.S. market. Through strategic alliances, primarily with Japanese pharmaceutical companies, we hold rights to a diversified portfolio of clinical and preclinical product candidates, each of which we believe has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. In December 2009 we acquired Avigen Inc., or Avigen, a biopharmaceutical company that focused on identifying and developing differentiated products to treat patients with serious disorders, whose potential product candidate was AV411, a macrophage migration inhibitory factor and a glial attenuator for central nervous system, or CNS, disorders, such as neuropathic pain, opioid withdrawal and methamphetamine addiction.

We believe that our ability to gain access to and acquire potentially high-value product candidates from Japanese and European pharmaceutical companies is largely attributable to the established relationships and broad industry experience of our management team. In particular, we believe our relationships with Japanese pharmaceutical companies and their executives provide us with a competitive advantage in opportunistically sourcing product candidates from Japanese pharmaceutical companies at attractive terms. Since our inception, we have established relationships with a number of pharmaceutical companies, including Kissei Pharmaceutical Co., Ltd., or Kissei Pharmaceutical, Kyorin Pharmaceutical Co., Ltd., or Kyorin Pharmaceutical, Mitsubishi Tanabe Pharma Corporation and Meiji Seika Kaisha, Ltd., or Meiji Seika Kaisha, in Japan and Angiogene Pharmaceuticals, Ltd., or Angiogene Pharmaceuticals, in the United Kingdom, pursuant to which we have obtained rights to develop and commercialize our current product candidates.

Since our inception, we have acquired licenses to eight compounds for the development of ten product candidates in what we believe are large and underserved markets. Our development pipeline consists of eight product development programs which have been in clinical development for the treatment of asthma, acute exacerbations of asthma, diabetic neuropathic pain, opioid addiction, multiple sclerosis, or MS, interstitial cystitis, or IC, solid tumor cancers, Generalized Anxiety Disorder/insomnia, preterm labor and urinary incontinence. Our two earlier stage product development programs have been in preclinical development for the treatment of thrombotic disorders. In addition, we have expanded the development program for one of our prioritized product candidates, MN-221, to evaluate MN-221 for the treatment of Chronic Obstructive Pulmonary Disease, or COPD, exacerbations.

At present, we are focusing our resources on the following prioritized product development programs:

Product Candidate	Disease/Indication	Phase of Development	Licensor	Licensed Territory
MN-221	Acute exacerbations of asthma and COPD exacerbations

Phase II clinical trial in emergency rooms at planned escalating doses in patients with severe, acute exacerbations of asthma completed in Q2, 2009

Phase II clinical trial in emergency rooms to evaluate safety and efficacy in patients with severe, acute exacerbations of asthma initiated in Q1, 2009 and ongoing; expected to be completed in the second half of 2011

Phase Ib clinical trial to evaluate the safety and efficacy in patients with stable, moderate to severe COPD completed in Q1, 2010

			Kissei Pharmaceutical	Worldwide, except Japan*

MN-166/ AV411**	CNS disorders***

Phase II clinical trial completed in Q2, 2008

Prototype once-per-day oral formulation developed for future clinical trials

Phase Ib/IIa clinical trial in diabetic neuropathic pain completed in Q4, 2007

Phase Ib National Institute on Drug Abuse, or NIDA, funded clinical trial in methamphetamine-dependent volunteers initiated in Q4, 2010

Phase Ib/IIa NIDA-funded clinical trial to evaluate safety and efficacy in heroin-dependent volunteers completed in Q4, 2010

			Kyorin Pharmaceutical (MN-166)	Worldwide, except Japan, China, Taiwan and South Korea (MN-166)

*	Pursuant to our license agreement with Kissei Pharmaceutical, Kissei Pharmaceutical has the right to co-promote licensed products in our territory on terms to be agreed upon by the parties. On March 3, 2011, we executed a joint venture agreement with Zhejiang Medicine Co., Ltd. and Beijing Make-Friend Medicine Technology Co., Ltd., which provides for the establishment of a joint venture company to develop and commercialize MN-221 in China.
**	MN-166 and AV411 are both ibudilast, an orally available, small molecule therapeutic. With the acquisition of AV411, we are integrating the two ibudilast-based product development programs and pursuing discussions with potential partners to secure a strategic collaboration to advance clinical development of the combined development programs. Our rights to MN-166 licensed from Kyorin Pharmaceutical exclude ophthalmic solution formulations.

AV411 has advanced through multiple Phase I and IIa clinical trials in healthy volunteers and patients with neuropathic pain.

***	CNS disorders encompass MS, neuropathic pain, opioid addiction and withdrawal and methamphetamine addiction.

Upon completion of proof-of-concept Phase II clinical trials, we intend to enter into strategic alliances with leading pharmaceutical or biotech companies to support further clinical development, and plan to keep certain commercialization rights in select markets. In addition, we continue to limit development activities for the balance of our existing product candidates in order to focus on our prioritized programs. For each of these remaining product candidates, we plan to conduct development activities only to the extent deemed necessary to maintain our license rights or maximize its value while pursuing a variety of initiatives to monetize such product candidate on appropriate terms. We cannot assure you that we will be successful in monetizing these product candidates on attractive terms, or at all. See “Risk Factors.”

Our remaining eight product development programs consist of:

Product Candidate	Disease/Indication	Phase of Development	Licensor	Licensed Territory
MN-001*	Bronchial asthma	Phase III clinical trial initiated in Q4, 2006 and terminated in Q2, 2007; Once-per-day oral dosing formulation prototypes developed	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan and South Korea

MN-001	Interstitial cystitis	Phase II clinical trial completed in Q1, 2007†	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan and South Korea

MN-029	Solid tumors	Phase I clinical trial completed in Q2, 2006; Second Phase I clinical trial completed in Q4, 2007	Angiogene Pharmaceuticals	Worldwide

MN-305	Generalized Anxiety Disorder/ Insomnia	Phase II clinical trial completed in Generalized Anxiety Disorder in Q2, 2006†; Phase II clinical trial in insomnia completed in Q4, 2007††	Mitsubishi Tanabe Pharma Corporation	Worldwide, except Japan and certain other countries in Asia

MN-221	Preterm labor	Phase I clinical trial completed in Q2, 2007	Kissei Pharmaceutical	Worldwide, except Japan

MN-246	Urinary incontinence	Phase I clinical trial completed in Q4, 2006; Phase I food effects study completed in Q1, 2007	Mitsubishi Tanabe Pharma Corporation	Worldwide, except Japan and certain other countries in Asia

MN-447	Thrombotic disorders	Preclinical	Meiji Seika Kaisha	Worldwide, except Japan and certain other countries in Asia

MN-462	Thrombotic disorders	Preclinical	Meiji Seika Kaisha	Worldwide, except Japan and certain other countries in Asia

*	Our rights to MN-001 licensed from Kyorin Pharmaceutical exclude ophthalmic solution formulations.
†	Although positive signs of efficacy were obtained in the clinical trials conducted on MN-001 in interstitial cystitis and MN-305 in Generalized Anxiety Disorder, the predefined primary statistical endpoints of the clinical trials were not achieved; therefore, we would not anticipate submitting either clinical trial as a pivotal trial supporting a New Drug Application, or NDA, to the FDA.
††	In the Phase II clinical trial conducted on MN-305 in insomnia, the predefined statistical endpoint of the clinical trial was not achieved; therefore, we terminated any further development of MN-305 for the treatment of insomnia.

Our Strategy

Our goal is to build a sustainable biopharmaceutical business through the successful development and commercialization of differentiated products for the treatment of diseases with unmet medical need in high-value therapeutic areas. Key elements of our strategy are as follows:

•

Concentrate our resources on our two prioritized product development programs, MN-221 and MN-166/AV411. We intend to enter into strategic alliances with leading pharmaceutical or biotech companies to support further clinical development of both MN-221 and MN-166/AV411 in the United States. We may also decide to pursue potential partners and potential acquirers of license rights to our programs in markets outside the United States, with the goal of retaining significant commercial participation in these product opportunities.

•

Pursue additional indications and commercial opportunities for our prioritized product candidates. We will seek to maximize the value of MN-221 and MN-166/AV411 by pursuing other potential indications and commercial opportunities for such product candidates. For example, we have rights to develop and commercialize MN-221 for any disease or indication. In addition to the ongoing evaluation of MN-221 for the treatment of acute exacerbations of asthma, we expanded our development program for MN-221 to evaluate MN-221 for the treatment of COPD exacerbations utilizing our existing IND for MN-221.

•

Maximize the value of the remainder of our diversified pipeline of existing product candidates. We will conduct development activities strategically on the remainder of our existing product candidates, to the extent that we deem any further activities necessary to maintain our license rights or maximize their value, while aggressively pursuing a variety of initiatives to monetize these product candidates on appropriate terms.

•

Opportunistically in-license additional product candidates through our global industry relationships. Over the long term, we intend to expand our pipeline of in-licensed product candidates by continuing to cultivate and strengthen our business relationships with pharmaceutical companies in Japan and other markets. We believe our ability leverage industry relationships to acquire product candidates with high potential and existing preclinical or early clinical data from Japanese pharmaceutical companies provides us with a competitive advantage over other drug development companies in the U.S. market. We believe that additional diversification and expansion of our pipeline of product candidates will help maximize the commercial opportunity and mitigate the risks inherent in drug discovery and development.

•

Strategically partner with pharmaceutical companies who are leaders in their fields to complete late stage product development and successfully commercialize our products. We develop and maintain business development relationships with pharmaceutical therapeutic area leaders who seek late stage product candidates to complete development and commercialization. We intend to select partners with demonstrated ability to complete late stage development and successfully commercialize product candidates. To ensure our ability to build a sustainable business, we may selectively add commercial capabilities to our management team to support our evolution into a commercial entity as our product development programs mature.

Product Development Programs

Our product development programs address diseases that we believe are not well served by currently available therapies and represent significant commercial opportunities. We believe that our product candidates offer innovative therapeutic approaches that may provide significant advantages relative to current therapies.

Our product acquisitions have focused primarily on product candidates with significant preclinical and early clinical testing data that have been developed by the licensors outside of the United States. We utilize the existing data in preparing INDs or foreign equivalents and designing additional clinical trials to advance the regulatory approval process in the United States or abroad. Following are details of our product development programs:

Prioritized Product Candidates

The current state of the development program for each of our two prioritized product candidates is described below.

MN-221 for Acute Exacerbations of Asthma

Indication Overview and Market Opportunity. An acute exacerbation of asthma is a long-lasting and severe asthma episode in which asthma symptoms are not responsive to initial bronchodilator or corticosteroid therapy. Acute exacerbations of asthma are an emergency situation that can lead to emergency department treatment and, in some cases, hospital admission or death. Beta-agonist agents are the mainstays of acute treatment for these types of asthma attacks and are included in the recommended standard of care according to the National Guideline Clearinghouse from the U.S. Department of Health and Human Services, or DHHS, for patients suffering from acute exacerbations of asthma.

Data from the National Center for Health Statistics show that visits to emergency departments for asthma increased from approximately 1.5 million in 1992 to approximately 1.7 million in 2006. There were approximately 456,000 hospital discharges and approximately 3,447 deaths due to asthma during 2007, according to the National Center for Health Statistics. Despite significant improvements in the treatment for asthma over the past 20 years, there has not been a corresponding decrease in hospitalizations due to asthma according to the National Center for Health Statistics (e.g. there were approximately 423,000 hospital discharges due to asthma in 1998). According to the National Heart, Lung and Blood Institute, the direct costs associated with hospital care due to asthma were estimated at $5.5 billion in 2010. We believe that there remains an unmet medical need for a safe and effective treatment for acute exacerbations of asthma that could prevent some of these hospitalizations.

Overview of MN-221 in Acute Exacerbations of Asthma. MN-221 is a novel, highly selective ß2 -adrenergic receptor agonist being developed for the treatment of acute exacerbations of asthma. We licensed MN-221 from Kissei Pharmaceutical in February 2004. Preclinical studies conducted in vitro and in vivo showed MN-221 to be highly selective for the ß2 -adrenergic receptor. In these studies, the ß1 -adrenergic receptor stimulating activity of MN-221 was less than that of other ß 2-adrenergic receptor agonists in isolated rat atrium and in vivo cardiac function tests in rats, dogs and sheep, thereby suggesting that the stimulating action of older, less selective ß2 -adrenergic receptor agonists on the heart via ß1 -adrenergic receptors may be reduced with MN-221 due to its greater ß2 -adrenergic receptor selectivity. In vitro studies also suggested that MN-221 may act as only a partial ß1 -adrenergic receptor agonist in cardiac tissue, while acting as a full ß2 -adrenergic receptor in lung tissue. In addition, a preclinical drug interaction study in dogs completed during 2008 demonstrated that, while each of albuterol and MN-221 induced an increase in heart rate independently, the addition of MN-221 by intravenous administration in combination with inhaled albuterol did not add to the heart rate increase associated with inhaled albuterol alone, which further suggests that MN-221 acts as a partial agonist at ß1 -adrenergic receptors. We believe that this improved receptor binding and functional selectivity may result in fewer cardiovascular side effects than are commonly observed with other ß2 -adrenergic receptor agonists used to treat this condition. We have developed and studied an intravenous formulation of MN-221 appropriate for hospital use.

Clinical Results. We completed a randomized, double-blind, placebo-controlled, dose escalation, multi-center Phase II clinical trial of MN-221 in 23 stable mild-to-moderate asthmatics in August 2007. At each dose level in the escalation, patients were randomized to receive either a 15-minute intravenous infusion of MN-221 or placebo. This clinical trial achieved statistical significance in its primary endpoint of mean change in forced expiratory volume in one second, or FEV1 , from baseline to measurement at 15 minutes (the end of the infusion)

at doses of 10, 16, 30 and 60 micrograms per minute of MN-221 (p-value less than or equal to 0.0006) compared to placebo. MN-221 produced a significant linear, dose-related increase in mean change in post-infusion FEV1 from baseline (p-value less than or equal to 0.0001) following a 15-minute intravenous infusion of MN-221. Significant improvements in mean change in post-infusion (15 minute) FEV1 from baseline were observed at doses of 10, 16, 30 and 60 micrograms per minute (p-value less than or equal to 0.0006) and at the dose of 3.5 micrograms per minute (p-value=0.0106) compared to placebo. In the protocol correct population for this clinical trial, which consisted of 21 patients, the dose-related increases in FEV1 were maintained for four hours (p-value=0.0393) and at eight hours (p-value=0.0424) following the 15-minute infusion of MN-221. MN-221 was well tolerated in this Phase II clinical trial, with only the expected ß2 -adrenergic receptor pharmacology noted in some patients (e.g., fall in serum potassium, elevation in plasma glucose, mild headache and mild tremors). There were no clinically significant cardiovascular, electrocardiogram, or ECG, or vital sign changes observed at any dose tested. In addition, no serious adverse effects were observed in this clinical trial.

We completed a randomized, open-label, placebo-controlled Phase II clinical trial to evaluate the safety and efficacy of MN-221 in patients with moderate to severe, but stable asthma, which involved 17 patients in two dose cohorts, in September 2008. In one dosing cohort, each patient received MN-221 at a dose of 1,125 micrograms or placebo over one hour by a continuous intravenous infusion. In the other dosing cohort, each patient received MN-221 at a dose of 1,080 micrograms or placebo over two hours by a continuous intravenous infusion. Both infusion rates of MN-221 produced a marked and clinically significant improvement in FEV1 . FEV1 results were expressed as “percent predicted” based on standard reference equations accounting for an individual’s race, gender, age and height. At the end of the one-hour infusion, FEV1 increased by 17.5 percent predicted for MN-221 compared to an increase of three percent predicted for placebo. At the end of the two-hour infusion, FEV1 increased by an average of 12.1 percent predicted for MN-221 compared to an increase of 1.4 percent predicted for placebo. In accordance with the study protocol, no inferential statistical testing was performed. MN-221 was well tolerated by the patients who received either infusion rate of MN-221. There were no clinically significant safety concerns noted among adverse events, ECG data, vital sign data or laboratory assessments collected throughout this clinical trial.

We completed a randomized, modified single-blind, placebo-controlled, dose escalation Phase II clinical trial to evaluate MN-221 in patients with severe, acute exacerbations of asthma in emergency departments, which included 29 patients (13 treated with standard care only and 16 treated with MN-221 plus standard care) at planned escalating doses of 240 to 1,080 micrograms, in April 2009. All patients received standardized care consisting of inhaled albuterol, ipratropium and oral steroid treatment. No safety concerns with adding MN-221 to standardized care were identified following review of ECG, laboratory and adverse experience data. The hospitalization rate among patients treated with standardized care only was 46 percent (six of 13), which was the anticipated rate, compared to a hospitalization rate of 25 percent (four of 16) among patients receiving MN-221 plus standardized care. Improvement in FEV1 values generally appeared to be greater for patients receiving MN-221 in addition to standardized treatment. As specified in the protocol for this clinical trial, no inferential statistics (e.g., p-values) were calculated for this study.

Development Plans. In January 2009, we initiated a randomized, double-blind, placebo-controlled Phase II clinical trial designed to evaluate the safety and efficacy of MN-221 in patients with severe, acute exacerbations of asthma in emergency departments. We are utilizing clinical sites primarily in North America (including a majority of the clinical sites that participated in the smaller Phase II clinical trial concluded in April 2009) to enroll approximately 200 patients in this clinical trial, which is designed to compare standardized care to standardized care plus MN-221 at a dose of 1,200 micrograms administered over one hour. Once a patient has received the initial standardized care treatment regimen, the patient will be assessed for response to that treatment. If the patient’s FEV1 is less than or equal to 50 percent of predicted and the patient meets all other study entry criteria, the patient will be randomized to receive either MN-221 or placebo. Patients enrolled in the clinical trial will continue to receive standardized care as needed. The primary efficacy endpoint will be improvement in FEV1.

If we are successful in completing this Phase II clinical trial in the second half of 2011, we anticipate requesting an End-of-Phase II meeting with the FDA. If we are successful in entering into a strategic collaboration or raising additional capital, we would subsequently initiate our planned Phase III program.

MN-221 for Chronic Obstructive Pulmonary Disease Exacerbations

Indication Overview and Market Opportunity. A COPD exacerbation is a sustained worsening of the patient’s condition, from the stable state and beyond normal day-to-day variations, that is acute in onset and necessitates a change in regular medication in a patient with underlying COPD. Exacerbations are associated with a significant increase in mortality, hospitalization and healthcare utilization. According to data from the National Heart, Lung, and Blood Institute, an estimated 12.1 million adults had a diagnosis of COPD in the United States in the year 2001 and about 24 million adults have evidence of impaired lung function indicating that COPD is underdiagnosed. According to data from the National Heart, Lung, and Blood Institute, in the year 2000, there were 119,000 deaths, 726,000 hospitalizations, and 1.5 million hospital emergency department visits due to COPD in the United States. The age-adjusted death rate for COPD increased more than 30 percent since 1980, according to a 2010 report on COPD from the American Lung Association, which used data from the Centers for Disease Control and Prevention. In 2002, according to the National Heart, Lung, and Blood Institute, direct costs for COPD were $18.0 billion and indirect costs were $14.1 billion in the United States. In 2010, according to the American Lung Association, the direct costs for COPD were approximately $29.5 billion and indirect costs were approximately $20.4 billion in the United States. We believe there remains an unmet medical need for a safe and effective treatment for COPD exacerbations that could prevent some of these hospitalizations.

Overview of MN-221 in COPD Exacerbations. In July 2009, we announced our plan to evaluate MN-221 for the treatment of COPD exacerbations. Inhaled ß2-adrenergic receptor agonists, which are the current standard of care, are often inadequate to control the symptoms of COPD exacerbations. We believe that MN-221 may offer an immediate intravenous delivery for this life-threatening condition for patients who cannot get the full benefit from treatment with inhaled ß2-adrenergic receptor agonists due to severe bronchoconstriction. In addition, we believe that MN-221 may offer the potential for fewer cardiovascular side effects than older ß2-adrenergic receptor agonists due to its greater selectivity for the ß2-adrenergic receptor. This could be very significant due to the relative older age population seen in COPD patients who tend to have more underlying heart disease.

Clinical Results. We completed a randomized, double-blind, placebo-controlled Phase Ib study involving 48 moderate-to-severe COPD patients who received a one hour intravenous infusion of MN-221 at three different escalating dose levels (300 micrograms, 600 micrograms, or 1200 micrograms) or placebo in the first quarter of 2010. In March 2010, based on preliminary findings, we announced that all doses of MN-221 produced a clinically significant improvement in FEV1 (L) as compared to the baseline and placebo. At the end of the one hour infusion, FEV1 (L) increased as compared to baseline by an average of 21.5 percent (p=0.0025) for the 1200 micrograms dose, 16.2 percent (p=0.020) for the 600 micrograms dose, and 9.2 percent (p=NS) for the 300 micrograms dose compared to a decrease of 4.0 percent for the placebo. MN-221 at doses of 600 micrograms and 1200 micrograms appeared to have an effect for at least six hours as compared to placebo. MN-221 was well tolerated by all patients who received infusions of MN-221.

Development Plans. We are now considering the next steps for the COPD development program.

Ibudilast (MN-166/AV411): AV411 for Neuropathic Pain and Drug Addiction

The AV411 portfolio, which includes the Phase II-staged lead drug compound and proprietary analogs, represents novel, first-in-class, non-opioid drugs for the treatment of several large pain and drug addiction indications. AV411 is a first-in-class, orally bioavailable small molecule, a glial attenuator that suppresses pro-inflammatory cytokines IL-1ß, TNF-a, and IL-6, and may upregulate the anti-inflammatory cytokine IL-10. It has additionally been shown to be a toll-like receptor 4 (TLR4) functional antagonist that may contribute to its attenuation of neuroinflammation. While considered a New Molecular Entity, or NME, in the

United States and Europe, it involves redirection of an approved drug, ibudilast, which was first approved in Japan more than 20 years ago. Ibudilast has been prescribed to over one million patients for a different indication and has a good post-marketing safety profile as reported in nearly 15,000 patients studied at the prescribed doses.

Based on our research, we have filed for patents protecting multiple uses of AV411 in neurological conditions, as well as for patents on AV411 analogs which we believe have the potential to be effective second generation molecules. As NMEs, AV411 and its analogs would be entitled to five years of marketing exclusivity from first approval in the U.S. and up to 10 years of exclusivity in the European Union.

Neuropathic pain: Glial activation in the brain and spinal cord contribute to the establishment and amplification of the chronic pain state. As part of Avigen’s program investigating glial attenuation as a novel approach to the treatment of neuropathic pain, Avigen conceived and demonstrated that AV411 was efficacious in preclinical models of neuropathic pain and may be effective in a wide range of neuropathic pain syndromes including neuropathy, post-herpetic neuralgia, HIV neuropathy, radiculopathy, spinal cord injury and chemotherapy-induced neuropathy. While ibudilast was initially developed as a non-selective phosphodiesterase (PDE) inhibitor for the treatment of bronchial asthma, its efficacy in some neuropathic pain models appears to be independent of this activity and yet still linked to glial attenuation.

AV411 has advanced through multiple Phase I and IIa clinical trials in both healthy volunteers and patients for neuropathic pain, inclusive of a Phase Ib/IIa clinical trial in diabetic neuropathic pain. The program, under current FDA standards, is able to enter Phase II development for neuropathic pain in the United States based on completed Avigen preclinical and clinical development.

Opioid withdrawal: AV411 completed a Phase Ib/IIa clinical trial in opioid withdrawal and analgesia, or OWA, funded by NIDA and conducted at Columbia University by leading specialists in the study and treatment of substance abuse. AV411 and analogs have been shown in preclinical models of opioid (morphine or oxycodone) withdrawal to significantly reduce withdrawal symptoms. Moreover, AV411 attenuates both behavioral and neurochemical markers of opioid reward. AV411 and analogs are differentiated from other drug candidates in clinical trials that may demonstrate similar effects, in that AV411 and analogs are not narcotics and do not, themselves, provide reward or “reinforcement” in behavioral models of dependence. Thus, while current therapies involve substitution of one opioid for another (e.g. methadone for heroin), AV411 represents a novel, non-opioid, approach for the treatment of opioid withdrawal and dependence. Results from the recently-completed OWA trial indicated dose-related attenuation of the opioid withdrawal syndrome (p<0.05 for 80 mg/d treatment arm relative to placebo control on the Subjective Opioid Withdrawal Scale (SOWS) endpoint) and enhanced opioid analgesia (p<0.05 for the McGill Pain Questionnaire endpoint for the 80 mg/d treatment arm vs placebo control). Other measures of withdrawal (Clinicians Opioid Withdrawal Scale) or analgesia (quantitative time endpoints for cold pressor test) were not significantly attenuated.

Methamphetamine addiction: In collaborative studies with NIDA, AV411 has demonstrated utility in methamphetamine relapse in animals which translated into a NIDA-funded exploratory Phase Ib methamphetamine interaction clinical trial with investigators at the University of California – Los Angeles.

Development Plans. We are not planning to undertake any further significant clinical development of AV411 until such time that we are successful in entering into a strategic collaboration to support further clinical development of our combined MN-166/AV411 ibudilast-based programs. We are actively pursuing potential partners for such purpose.

Ibudilast (MN-166/AV411): MN-166 for Multiple Sclerosis

Indication Overview and Market Opportunity. MS is an inflammatory disease of the CNS in which the body’s immune system attacks the protective sheath surrounding nerve fibers. According to the National Multiple Sclerosis Society, MS affects approximately 400,000 people in the United States and approximately

2.5 million people worldwide. In addition, according to the National Multiple Sclerosis Society, approximately 200 people are diagnosed with MS in the United States each week. The most obvious effect of MS is its destruction of nerve fibers leading to the loss of muscle control. However, MS also affects multiple CNS functions. Currently, there is no known cure for the disease. According to the National Multiple Sclerosis Society, relapsing-remitting MS, or RRMS, is the most common type of the disease, and 85 percent of people with MS are initially diagnosed with RRMS. Secondary-Progressive MS (SPMS) follows an initial period of RRMS. According to sales data included in the most recent annual reports of the leading MS drug companies, including Biogen Idec Inc., Merck Serono S.A., Teva Pharmaceuticals Industries Ltd. and Bayer Schering Pharma AG, worldwide sales of drugs to treat MS exceeded $11.0 billion in 2010.

The aim of treatment is to relieve symptoms of acute attacks by reducing the frequency of relapses and limiting the disabling effects of relapses and to minimize disability caused by disease progression. Steroids are used in treating MS to decrease the severity and shorten the duration of the attacks, but they do not change the course of the disease. Corticosteroid use is normally limited to the short-term treatment of MS, perhaps over a period of one to three weeks, as it generally is believed that the side effects and safety risks of long-term corticosteroid therapy outweigh clinical benefits in extended MS treatment. More recently, immunosuppressive agents and techniques have been introduced for the treatment of MS. However, these treatments are only partially effective and certain side effects may preclude their widespread use. These treatments may slow the course of disease progression and mitigate its effects temporarily, but additional drugs are often required to address the various CNS dysfunctions caused by the disease. We believe drugs for the treatment of MS that can be taken with less discomfort, particularly those that can be taken orally, with efficacy equal or better than the available treatments for MS would have widespread appeal.

Overview of MN-166. We licensed MN-166 from Kyorin Pharmaceutical in October 2004. MN-166 has been marketed in Japan and Korea since 1989 to treat cerebrovascular disorders and bronchial asthma. In preclinical in vivo and in vitro studies, MN-166 inhibited leukotriene activity, phosphodiesterases and nitric oxide synthase, all of which are inflammatory mechanisms known to be involved in MS. These studies also suggested that MN-166 may suppress the production of pro-inflammatory cytokines (IL-1ß, TNF-a and enhance the production of the anti-inflammatory cytokines (IL-4, IL-10). Based on the potential mechanisms of action of MN-166, its clinical safety history in Japan, the results of pilot studies conducted by Kyorin Pharmaceutical in MS patients and the issuance of a U.S. patent covering the method of using MN-166 to treat the disease, we decided to pursue development of MN-166 as a novel, oral agent for the treatment of MS.

Clinical Results. Based on its anti-inflammatory activity and safety profile, MN-166 was evaluated for potential activity in MS in two pilot clinical trials sponsored by academic investigators in Japan. In one open-label pilot clinical trial, the investigators studied the effects of MN-166 on relapse rates in six MS patients who had a mean of four relapses per year. Following 12 to 20 months of treatment with MN-166, the average relapse rate was reduced. Over this time frame, there was no significant change in the mean Expanded Disability Status Score, or EDSS, a measure of MS drug efficacy and disease progression. No side effects of MN-166 were reported in this clinical trial. In a second pilot trial involving 12 MS patients receiving MN-166 for four weeks, MN-166 tended to normalize the levels of several chemical mediators of inflammation, including TNF-a and interferon gamma.

We completed a two-year Phase II multi-center, randomized, double-blind, placebo-controlled clinical trial of MN-166 for the treatment of patients with relapsing MS in April 2008. This clinical trial involved 297 patients with relapsing MS in several countries in Eastern Europe. Patients received either 30 mg of MN-166 per day, 60 mg of MN-166 per day or a placebo. In the second year of the study, all patients received active drugs. Patients who received 30 or 60 mg of MN-166 per day during the first year of the study remained on the assigned dose for the second 12 months of the study; patients who received placebo during the first 12 months of the study were randomized to receive either 30 or 60 mg of MN-166 per day (double-blind maintained) during the second 12 months of the study. Clinical and radiological outcomes were evaluated. MN-166 treatment resulted in positive findings on three independent measures indicative of a potential disease-progression modifying effect. First, sustained disability progression was significantly less likely (by approximately 50 percent) in those patients receiving MN-166 at either 30 or 60 mg per day for 24 months than in those patients receiving the drug for 12 months (p=0.026). Sustained disability progression was measured as a greater than or equal to 1.0 point increase from baseline in the EDSS score for four consecutive months. Second, the significant reduction in brain volume loss (p=0.035), as measured by cranial MRI scans, observed after 12 months in patients treated with 60 mg per day of MN-166 compared to placebo was again demonstrated in year two of the study. Brain volume loss was significantly less (p=0.030) in patients receiving 60 mg per day of MN-166 for 24 months compared to the other treatment groups. Third, MN-166 treatment at 60 mg per day significantly reduced the relative risk for conversion of new inflammatory lesions identified at month two to PBHs eight months later at month ten by 37 percent (p=0.011); such lesions that remain unchanged for eight months are considered PBHs as compared to transient inflammatory lesions that are more closely associated with relapses. MN-166 treatment at 30 mg per day resulted in a trend toward reducing evolution to PBH (p=0.074). MN-166 was well tolerated at all doses over the two years of this clinical trial, with the most common adverse events possibly related to MN-166 involving mild, transient gastrointestinal disturbances and depression. Of the 297 patients enrolled in this clinical trial, 245 patients completed the full two years of treatment. In September 2008, data from this completed two-year clinical trial was presented at the World Congress for Treatment and Research in MS.

Development Plans. At present, with the acquisition of AV411 in December 2009, we are not planning to undertake any further significant clinical development of MN-166 until such time that we are successful in entering into a strategic collaboration to support further clinical development of our combined MN-166/AV411 ibudilast-based programs. We are actively pursuing potential partners for such purpose.

Other Product Candidates

We intend to limit development activities on the balance of our ten product candidates. For each of these product candidates, we plan to conduct development activities only to the extent that we deem any further activities necessary to maintain our license rights or maximize its value, while pursuing a variety of initiatives to monetize such product candidate on appropriate terms. The status of the development program for each of these non-prioritized product candidates is described below.

MN-001 for Asthma

Indication Overview and Market Opportunity. Asthma is a chronic inflammatory disease of the airways in which symptom control is the key to effective disease management. Alleviation of acute asthmatic symptoms and blocking of late phase inflammation are both important to asthma therapy. According to the CDC and the Global Initiative for Asthma, there are approximately 24.6 million asthma patients in the United States and over 300 million asthma patients worldwide.

According to the most recent annual reports of the leading asthma drug companies, GlaxoSmithKline plc, Merck & Co., Inc., AstraZeneca plc and Roche Holding Ltd., worldwide sales of asthma therapeutics increased to over $22 billion in 2010. Leading treatments currently include inhaled corticosteroids, bronchodilators and leukotriene antagonists. Worldwide sales of the Flovent® and Pulmicort® inhaled corticosteroids were over $2.1 billion in 2010 according to the annual reports of GlaxoSmithKline plc and AstraZeneca plc. Inhaled steroids, such as Flovent® (fluticasone) and Vanceril® (beclomethasone), are more broadly effective in blocking late phase inflammation, but their general side effects require careful monitoring. Leukotriene antagonists, such as Singulair® (montelukast) or Accolate® (zafirlukast), became available as a new asthma therapy in the late 1990s. These drugs block the actions of leukotrienes, which are pro-inflammatory chemical mediators, and the subsequent inflammation caused by eosinophil migration to the lungs. According to Merck & Co., Inc.’s 2010 Annual Report, worldwide sales of Singulair®, a leading leukotriene antagonist, were $5.0 billion in 2010.

Overview of MN-001 in Asthma. MN-001 is a novel, orally bioavailable compound being developed for the treatment of bronchial asthma. We licensed MN-001 from Kyorin Pharmaceutical in March 2002. In in vivo preclinical studies conducted by Kyorin Pharmaceutical and us, MN-001 combined the positive attributes of the leukotriene antagonists and inhaled steroids, while maintaining an acceptable safety profile.

In preclinical pharmacology studies, MN-001 inhibited airway hyper-reactivity through a reduction of airway inflammation. In vitro studies and animal studies also suggested that MN-001 may affect many of the downstream mechanisms activated by mast cell degranulation, which is the release of chemicals that cause inflammation. MN-001 also demonstrated that it is a potent inhibitor of pro-inflammatory enzymes in vitro (e.g., 5-lipoxygenase and phosphodiesterase 4), as it prevented migration of inflammatory cells to the lungs of rodents in these studies. In addition, in guinea pig asthma models, MN-001 was more selective than steroids in affecting cells involved in the inflammatory process and not those involved in cellular immunity.

Clinical Results. MN-001 has proven to be well tolerated in early clinical testing. Treatment-related adverse effects, primarily consisting of gastrointestinal discomfort such as diarrhea, loose stools, nausea and upper abdominal pain, were mild, transient and reversible. These adverse effects were consistent with findings in preclinical studies.

We conducted a randomized, double-blind, placebo-controlled, multi-center Phase II clinical trial in patients with mild-to-moderate asthma, which was completed in the fourth quarter of 2005. In this clinical trial, 147 patients were randomly assigned to receive placebo or MN-001 tablets in one of three oral dosing regimens for four weeks. The primary endpoint of the trial was achieved with a statistically significant improvement in FEV1 after four weeks of treatment with 500 mg of MN-001 at three times daily dosage, or TID, compared to placebo (p-value=0.021; intent-to-treat, observed cases). A similar trend was observed for the 750 mg two times daily dosage, or BID, of MN-001 (p-value=0.058). Positive trends in secondary outcome measures were also observed in the 500 mg TID treatment group, including serial spirometry, morning and evening peak flow rates, and provocative concentration causing a 20 percent fall in FEV1 , or PC20, values in a methacholine challenge test, each of which is a common measure of respiratory function. MN-001 was well tolerated in this clinical trial with 89 percent of patients completing four weeks of treatment. There was no apparent difference between placebo and any of the active treatment groups in adverse events leading to discontinuation or in adverse events attributable to treatment.

MN-001 for Interstitial Cystitis

Indication Overview and Market Opportunity. IC is a chronic disease of the bladder characterized by urinary frequency and urgency, nighttime urination and pelvic and bladder pain. It is widely believed that IC is due to an altered or defective bladder lining and an increased number of activated bladder mast cells, which are specialized cells that release biochemicals and cause inflammation. According to the National Kidney and Urologic Diseases Information Clearinghouse, which is a division of the National Institutes of Health, an estimated 1.3 million patients suffer from IC in the United States, and more than one million of them are women. We believe that IC is currently underdiagnosed and that the market for drugs that treat IC will likely expand with the introduction of effective new treatments.

Overview of MN-001 in Interstitial Cystitis. MN-001 is a novel, orally bioavailable, anti-inflammatory compound being developed for the treatment of IC. Data that we collected in connection with the development of MN-001 for bronchial asthma and data collected by Kyorin Pharmaceutical provided us with a strong scientific rationale for evaluating MN-001 as an oral treatment for IC. MN-001 has been shown to block a number of the inflammatory mechanisms activated by mast cell degranulation that are important in the pathogenesis of inflammatory disorders, including IC and asthma (e.g., leukotriene receptor antagonism and inhibition of phosphodiesterases III and IV, 5-lipoxygenase, phospholipase C and thromboxane A2). In addition, MN-001 produced anti-inflammatory effects in a variety of rodent models of IC and asthma; in these models, MN-001 reduced bladder hyper-reactivity much in the same way that it reduced airway hyper-reactivity in the lung.

Clinical Results. We conducted a randomized, double-blind, placebo-controlled multi-center Phase II clinical trial in patients with moderate-to-severe IC, which was completed in the first quarter of 2007. This clinical trial involved 305 patients at 37 clinical sites in the United States. Results from this clinical trial indicated that, while well-tolerated, MN-001 did not show a statistically significant clinical benefit compared to placebo on the primary endpoint (to be much or very much improved overall on a patient-rated global response assessment) at the doses tested in this clinical trial (500 mg once or twice a day for eight weeks). Results from this clinical trial also indicated that IC patients were more than twice as likely to respond on 500 mg of MN-001 administered twice a day compared to placebo (25 percent compared to 12 percent, p-value=0.04) after four weeks of treatment. This difference, however, was not observed at eight weeks due to continued improvement among placebo-treated patients. The response rate of patients treated with 500 mg of MN-001 once a day did not significantly differ from placebo at either four or eight weeks.

MN-029 for Solid Tumors

Indication Overview and Market Opportunity. The American Cancer Society estimates that more than 1.5 million Americans were diagnosed with cancer in 2010, of which more than 750,000 patients were diagnosed with lung, prostate, colon, rectum or breast solid tumor cancers. The American Cancer Society also estimates that approximately 569,000 patients were ultimately to die from cancer in 2010. According to IMS Health, the global market for oncology products exceeded $48.0 billion in 2008.

Tumor blood vessels are a promising target for cancer therapy. Compounds that act to deprive tumors of their blood supply fall into two classes: angiogenesis inhibitors and vascular disrupting agents, or VDAs. Angiogenesis inhibitors block the formation of new blood vessels formed in response to tumor growth, whereas VDAs disrupt blood flow through existing tumor blood vessels. We believe that VDAs have a potential advantage over angiogenesis inhibitors because VDAs work on existing tumor blood vessels and can kill hundreds of cancer cells that depend on that blood supply with even a brief interruption in blood flow, rather than simply slowing tumor growth by blocking new blood vessel formation.

Overview of MN-029. MN-029 is a novel, small molecule VDA being developed for the treatment of solid tumors. We licensed MN-029 from Angiogene Pharmaceuticals in June 2002. Several preclinical pharmacology studies conducted by Angiogene Pharmaceuticals and us have assessed the mechanism of action and anti-tumor activity of MN-029 in vivo in rodent models of breast adenocarcinoma, colon carcinoma, lung carcinoma and KHT sarcoma. In these studies, MN-029 damaged poorly formed tumor blood vessels by weakening tumor blood vessel walls and causing leakage, clotting and eventual vascular shutdown within the tumor. These studies suggest that MN-029 acts quickly and is rapidly cleared from the body, which may reduce the potential for some adverse effects commonly associated with chemotherapy. Shutdown of tumor blood flow in tumor models was confirmed through the use of dynamic contrast-enhanced magnetic resonance imaging, or DCE-MRI.

Clinical Results. To date, we have conducted two Phase I clinical trials of MN-029 for the treatment of solid tumors, which completed in 2006 and 2007, respectively.

In the first Phase I clinical trial, MN-029 was administered as an intravenous infusion once every three weeks. Results from this clinical trial showed that MN-029 was well tolerated at doses that reduced tumor blood flow. A maximum tolerated dose of 180 mg/m2 per dose was established in this clinical trial. The most common side effects of MN-029 were characteristic of other VDAs and included nausea, vomiting, fatigue and diarrhea. Nine of 34 patients with advanced solid tumors for whom no standard therapy was available had stable disease after three cycles of treatment. Six patients had prolonged (greater than six months) stable disease. Although no patients showed objective responses based on Response Evaluation Criteria in Solid Tumors, or RECIST criteria, which is tumor length on computed tomography, or CT, or MRI scans, semi-automated measurements of tumor volumes from CT scans showed a measureable reduction in tumor burden in the subject with the largest reduction in tumor blood flow (Ktrans -40 percent). Tumor blood flow reduction assessed by dynamic contrast-enhanced magnetic resonance imaging, or DCE-MRI, was recorded at doses greater than or equal to 120 mg/m2 .

In the second Phase I clinical trial, MN-029 was administered as an intravenous infusion every seven days (days 1, 8, 15) followed by a 13-day recovery period (one cycle). Results from this clinical trial showed that MN-029 was well tolerated. The maximum dose was limited to 180 mg/m2 per dose based on the results of the other Phase I trial that employed a less aggressive dosing schedule. The most common side effects of MN-029 in this clinical trial included nausea, vomiting, arthralgia and headache. Eleven of 20 patients with advanced solid tumors for whom no standard therapy was available had stable disease after two cycles of treatment. Four subjects continued on extended cycles of MN-029 treatment. Based on RECIST criteria, one patient with metastatic pancreatic cancer had an overall partial response with a duration of 74 days. Seven patients had stable disease with a median duration of 83 days.

MN-305 for Generalized Anxiety Disorder/Insomnia

Indication Overview and Market Opportunity. The essential characteristic of Generalized Anxiety Disorder is excessive, uncontrollable worry about everyday events. This constant worry affects daily functioning and can cause severe physical symptoms. Generalized Anxiety Disorder can occur with other anxiety disorders, depressive disorders or substance abuse. Generalized Anxiety Disorder is often difficult to diagnose because it is not triggered by a specific object or situation. The intensity, duration and frequency of the worry are disproportionate to the issue. As a result, Generalized Anxiety Disorder tends to interfere with the patient’s performance of tasks and ability to concentrate. According to the National Institute of Mental Health, anxiety disorders affect approximately 40 million American adults, of whom approximately 6.8 million suffer from Generalized Anxiety Disorder. Anxiety disorders are the most prevalent of neuropsychiatric conditions, yet are generally considered to be under-diagnosed and therefore undertreated. Therefore, we believe that there is a significant opportunity for the introduction of new anxiety reducing drugs.

A variety of pharmacologic agents are used to manage patients with anxiety disorders. Benzodiazepines have been the mainstay of the treatment of acute anxiety since the late 1960s. However, their efficacy as a treatment has been limited by problems faced in chronic use due to their sedative effects. In the late 1980s, buspirone was introduced and widely used even though it takes effect slowly. Buspirone was well tolerated and relatively safe. During the late 1990s, newer anti-depressants, notably the specific serotonin reuptake inhibitors, or SSRIs, were increasingly used to treat anxiety as well. While effective, the use of SSRIs may result in a variety of undesirable side effects, including agitation and sexual dysfunction. Also, SSRIs may take weeks to exert their beneficial effects.

Overview of MN-305 in Generalized Anxiety Disorder/Insomnia. MN-305 is a serotonin receptor agonist with high affinity and selectivity for the serotonin 5-HT1A receptor subtype. Drugs that act through this mechanism, such as buspirone, have been proven to be clinically effective in treating Generalized Anxiety Disorder. We licensed MN-305 from Mitsubishi Pharma Corporation, now Mitsubishi Tanabe Pharma Corporation, in April 2004. MN-305 has been shown to be more potent than buspirone and to exhibit anti-anxiety efficacy in a wide range of preclinical rodent models. For example, in a social interaction test, MN-305 prolonged the duration of social interaction in rats. Preclinical and clinical studies conducted by Mitsubishi Tanabe Pharma Corporation and us also suggest that MN-305 may have a more rapid onset of action than buspirone.

Clinical Results. Preliminary evidence of anti-anxiety efficacy was provided by a six-week, open-label, fixed-flexible dose Phase II clinical trial conducted by Mitsubishi Tanabe Pharma Corporation in Japan in 61 patients with neurotic disorders. The neurotic disorders included Generalized Anxiety Disorder, panic disorder, agoraphobia, mixed anxiety and depressive disorder and dysthymia. MN-305 was well tolerated, with headaches being the most common side effect in this clinical trial. At the end of the clinical trial, the mean Hamilton Rating Scale for Anxiety score, or HAM-A score, which is a scale used to measure the intensity of anxiety symptoms, was reduced compared to the pre-treatment value. Similarly, a majority of the patients were rated “Moderately Improved” or better following treatment with MN-305. In addition, MN-305 was well tolerated in several clinical trials conducted by Mitsubishi Tanabe Pharma Corporation in healthy volunteers and patients with anxiety disorders and Major Depressive Disorder. These studies did not evaluate the reduction of anxiety symptoms in patients that were not treated with MN-305.

The IND for MN-305 was transferred to us from Mitsubishi Tanabe Pharma Corporation, which enabled us to conduct a Phase II randomized, double-blind, placebo-controlled clinical trial in 416 patients with Generalized Anxiety Disorder, which was completed in the second quarter of 2006. The results revealed trends for improvement in all efficacy outcome measures. Statistically significant improvements in the total HAM-A score and in anxious mood, which is item 1 of the HAM-A score and was a secondary endpoint in this clinical trial, were observed through eight weeks of treatment. However, statistical significance on change from baseline of the total HAM-A score after ten weeks of treatment, which was the primary outcome measure of this clinical trial, was not achieved. MN-305 was well tolerated at all doses in this clinical trial, and we believe the findings were sufficiently positive to warrant further clinical evaluation of this product candidate.

We analyzed the results from our Phase II clinical trial of MN-305 in Generalized Anxiety Disorder and performed in-depth analyses of subgroups that showed statistically significant improvement in certain aspects of the HAM-A score (e.g., insomnia). Based on these analyses, we initiated a Phase II proof-of-concept clinical trial of MN-305 for the treatment of insomnia in the first quarter of 2007 to assess the effects of three dosages of MN-305 (1 mg, 3 mg and 6 mg) and placebo, all administered orally approximately 60 minutes before bedtime. This clinical trial, which involved 74 subjects at ten study centers in the United States, was completed in the fourth quarter of 2007. This clinical trial failed to achieve statistical significance in its primary endpoint of reducing Wake (time) After Sleep Onset, or WASO. MN-305 was well tolerated in this clinical trial with no clinically significant adverse events observed at any dose tested, and there was no evidence of any decrements in psychomotor performance, as assessed in digit symbol substitution and symbol copying tests, in patients treated with MN-305. Based upon the results of this clinical trial, we decided to terminate the evaluation of MN-305 for the treatment of insomnia.

MN-221 for Preterm Labor

Indication Overview and Market Opportunity. Preterm labor is caused by the onset of uterine contractions before term. According to a November 2002 publication in Obstetrics & Gynecology, preterm labor is the leading cause of neonatal mortality and a substantial portion of all birth-related short and long-term morbidity. Successful inhibition of premature birth is known to reduce the risk of complications. Despite extensive research into preterm labor during the past several decades, the rate of premature births has not decreased. According to the National Vital Statistics Reports issued by the DHHS, there were 4.3 million births in the United States in 2007. The 2007 preterm birth rate was 12.7 percent. The DHHS estimates that the costs associated with preterm births is over $26 billion annually. According to the World Health Organization, six percent to seven percent of all births in Europe occur before term.

Currently, therapy for preterm labor remains targeted at uterine contractions. ß2 -adrenergic receptor agonists are generally used as first-line treatments for premature labor. The only FDA-approved treatment for preterm labor is ritodrine, a ß2 agonist. However, ritodrine has not been available for sale in the U.S. market since 1999. The more widely used treatment for preterm labor is another ß2 agonist, terbutaline; however, this drug is not approved by the FDA for preterm labor. Atosiban, an oxytocin antagonist, is available in Europe, but was denied regulatory approval in the United States. The usefulness of these ß2 -adrenergic receptor agonists is often limited by the adverse reactions they produce, which include cardiovascular side effects such as heart palpitations. As a result, we believe that there is a need for treatments with better safety and tolerability profiles that are effective in reducing the premature birth rate and/or providing for longer gestation.

On March 3, 2011, we executed a joint venture agreement with Zhejiang Medicine Co., Ltd. and Beijing Make-Friend Medicine Technology Co., Ltd., which provides for the establishment of a joint venture company to develop and commercialize MN-221 in China. See “Recent Developments.”

Overview of MN-221 in Preterm Labor. MN-221 is highly-selective ß2 -adrenergic receptor agonist being developed for the treatment of preterm labor. We licensed MN-221 from Kissei Pharmaceutical in February 2004. Preclinical testing in vitro and in vivo showed MN-221 to be more selective for the ß2 -adrenergic receptor than other ß2 -adrenergic receptor agonists currently used to treat preterm labor. Moreover, in vitro studies also suggested that MN-221 may act as only a partial ß1 -adrenergic receptor agonist in cardiac tissue, while acting as a full ß2 -adrenergic receptor in the uterus. This improved receptor binding and functional selectivity may result in fewer cardiovascular side effects than are commonly observed with other ß2 -adrenergic receptor agonists used to treat this condition. In preclinical pharmacology studies in pregnant rats and sheep conducted by Kissei Pharmaceutical, MN-221 reduced the number of spontaneous or drug-induced uterine contractions. Furthermore, in these studies, MN-221 delayed both normal and preterm labor in rats and caused a marked increase in the bodyweight of rat pups as a result of prevention of premature birth. In rat and sheep studies which compared MN-221 to ritodrine and/or terbutaline, the potency of MN-221 was greater than those ß2 -adrenergic receptor agonists.

Clinical Results. To date, pharmacokinetic and safety data has been generated from human experience with MN-221 through Phase I clinical studies in healthy male and non-pregnant female volunteers conducted by Kissei Pharmaceutical in Japan and the United Kingdom and a Phase I clinical trial in the United States conducted by us. A total of 244 healthy subjects received intravenous infusions of either MN-221 or a placebo. MN-221 was generally well tolerated. A pilot double-blind, placebo-controlled Phase II clinical trial of MN-221 was completed in 2004 by Kissei Pharmaceutical in seven women in preterm labor in the United Kingdom. A trend towards a reduction in the number of uterine contractions was observed in MN-221-treated women and, as a result, only limited conclusions could be drawn from this clinical trial. No serious adverse events related to MN-221 were observed in this clinical trial.

We initiated a Phase I clinical trial in healthy pregnant women in the third quarter of 2006. Ten healthy, pregnant volunteers who were not in labor participated in this clinical trial, which was completed in the second quarter of 2007. The volunteers received a single-dose intravenous infusion regimen of MN-221, consisting of two consecutive rounds of a 15-minute priming and a 105-minute maintenance infusion to deliver 294 micrograms of MN-221 over four hours. The primary objectives of this clinical trial were to determine the pharmacokinetics, safety and tolerability of this infusion regimen of MN-221 in pregnant women. No significant safety concerns with MN-221 were identified in this clinical trial.

MN-246 for Urinary Incontinence

Indication Overview and Market Opportunity. Urinary incontinence occurs when normal regulation of bladder function is lost. According to the DHHS, there are over 13 million adults in the United States suffering from urinary incontinence.

The market for drugs to treat urinary incontinence is expected to grow substantially as more patients seek treatment and as newer drugs are introduced to the market. According to GlobalData, the global market for urinary incontinence was $2.5 billion in 2009 and is projected to grow to $3.4 billion by 2017. The current marketplace is dominated by anti-cholinergic drugs that are modestly effective and produce treatment-limiting side effects such as dry mouth. According to Pfizer Inc.’s 2009 annual report, sales of Detrol® were approximately $1.2 billion in 2009.

Overview of MN-246 in Urinary Incontinence. MN-246 is a novel ß3 -adrenergic receptor agonist being developed for the treatment of urinary incontinence. We licensed MN-246 from Mitsubishi Pharma Corporation, now Mitsubishi Tanabe Pharma Corporation, in December 2004. We believe that MN-246 represents a new approach to treating urinary incontinence and may have advantages over existing therapies, including potential improvements in efficacy through increases in bladder volume with decreases in involuntary bladder contractions and the absence of anti-cholinergic side effects, such as dry mouth. In preclinical studies in rats conducted by Mitsubishi Tanabe Pharma Corporation, MN-246 was more potent and active than oxybutynin and propiverine in increasing bladder volume. In addition, the studies showed that MN-246 produced little or no increase in residual urine volume and no anti-cholinergic side effects in rats. MN-246 also increased bladder volume in preclinical studies conducted on dogs and monkeys.

Clinical Results. We completed a double-blind, randomized, placebo-controlled, single escalating dose Phase I clinical trial of MN-246 for the treatment of urinary incontinence in healthy volunteers to evaluate the safety, tolerability and pharmacokinetics of MN-246 in the fourth quarter of 2006. We also conducted a Phase I food effects study in healthy volunteers, which was completed in the first quarter of 2007. MN-246 was tolerated in both clinical trials.

MN-447 and MN-462 for Thrombotic Disorders

Indication Overview and Market Opportunity. Despite advances in the treatment of cardiovascular disease, or CVD, more than 616,000 people died of heart disease in 2007, according to the CDC’s National Vital Statistics Reports. Heart disease causes approximately 25% of deaths in the United States. According to the American Heart Association, there are 80 million individuals in the United States that currently live with some form of CVD, which can include high blood pressure, coronary heart disease, stroke, angina (chest pain), myocardial infarction (heart attack) and congenital heart defects. According to Datamonitor, worldwide sales of antithrombotic drugs are forecasted to reach approximately $22 billion in 2017. We believe that there remains an unmet medical need for safe and effective treatments for thrombotic conditions, including acute coronary syndrome, myocardial infarction, peripheral arterial disease and percutaneous coronary interventions.

According to the CDC, CVD remains the leading cause of death in the United States for both men and women. Given the high mortality and morbidity rates associated with CVD. We believe there is an urgent need for more targeted therapies that can intervene in known molecular pathways and minimize damage to the heart and related tissues.

Overview of MN-447 and MN-462 in Thrombotic Disorders. MN-447 and MN-462 are novel, small molecule antithrombic agents being developed for the treatment of various thrombotic disorders. We licensed MN-447 and MN-462 from Meiji Seika Kaisha in November 2006.

MN-447 is a cardioprotective, anti-platelet agent that acts as a dual antagonist of glycoprotein, or GP, IIbIIIa and integrin alpha-v-beta-3, or av ß3 , receptors that play key roles in blood clot formation and various cell behaviors and functions such as leukocyte adhesion. Preclinical studies have demonstrated that MN-447 acts downstream by inhibiting the final common pathway of platelet aggregation - the cross-linking of platelets via fibrinogen bridges to GP IIbIIIa receptors. Inhibition of integrin av ß3 receptors has been linked to an inhibition of leukocyte adhesion to endothelium (the layer of cells lining blood vessels), reduction of hyperplasia (abnormal cellular proliferation) and lumen stenosis (blood vessel constriction) in response to vascular injury. In animal models of myocardial infarction and unstable angina, the dual inhibitory activity of MN-447 produced superior cardioprotective efficacy, such as reduction in infarct size after reperfusion (restoration of blood flow) compared to inhibition of the GP IIbIIIa receptor alone, and showed a low risk of bleeding.

MN-462 is a selective inhibitor of a key enzyme in the intrinsic antifibrinolytic mechanism, plasma carboxypeptidase B, or CPB, and also called activated thrombin-activatable fibrinolysis inhibitor, or TAFIa, which inhibits physiological fibrinolysis, or the lysis or dissolving of blood clots. By enhancing intrinsic fibrinolysis through plasma CPB inhibition, MN-462 has the potential to reduce and prevent thrombus or blood clot formation, as well as dissolve formed thrombus. In preclinical studies, MN-462 demonstrated significant fibrinolytic-enhancing and anti-thrombotic activities as monotherapy in several thrombosis models, as well as activities when used as an adjunct to fibrinolytics such as tissue plasminogen activator, or t-PA. The effect of MN-462 in enhancing the intrinsic fibrinolytic process was also observed to result in a low risk of bleeding.

Sales and Marketing

We currently have no marketing and sales capabilities and we expect to rely on a strategic partner to complete late stage product development and successfully commercialize our products.

Manufacturing

We rely on third parties to manufacture bulk active pharmaceutical ingredients, or API, and finished investigational products for research, development, preclinical and clinical trials. We expect to continue to rely on third-party manufacturers for the manufacture of the API and finished products for our clinical and any future commercial production requirements. We believe that there are several manufacturing sources available at commercially reasonable terms to meet our clinical requirements and any future commercial production requirements for the API of our products and the finished drug products.

Pursuant to the terms of our license agreement with Kissei Pharmaceutical for MN-221, Kissei Pharmaceutical has the exclusive right to manufacture the commercial supply of the API for MN-221. We continue to negotiate with Kissei Pharmaceutical for the commercial supply of the API for MN-221. If we enter into a supply agreement with Kissei Pharmaceutical, we will purchase from Kissei Pharmaceutical all API that we require for the commercial supply of MN-221, if such product candidate is approved for commercial sale by the FDA or other regulatory authorities.

In March 2009, we entered into an agreement with Hospira Worldwide, Inc., or Hospira, for the completion of pre-commercialization manufacturing development activities and the manufacture of commercial supplies of finished product for MN-221 utilizing Hospira’s proprietary ADD-Vantage drug delivery system, if such product candidate is approved for commercial sale by the FDA or other regulatory authorities. Pursuant to the terms of the agreement with Hospira, Hospira will receive development fees from us upon completion of specified development activities, which we will expense as the costs are incurred. We are also obligated under the agreement to purchase a minimum number of units each year following regulatory approval, which number is based on our forecasts submitted to Hospira on a rolling basis. In addition to the agreement with Hospira, we anticipate entering into a commercial supply agreement with a contract manufacturer for finished product of MN-221 in standard vials. However, at present, we do not have any agreements established regarding the commercial supply of MN-221 in standard vials or for the API or finished product of any of our product candidates.

Intellectual Property and License Agreements

Since our inception in September 2000, we have entered into eight license agreements which cover our current product candidates. In general, we seek to procure patent protection for our anticipated products, or obtain such protection from the relevant patents owned by our licensors. To date, we have obtained licensed rights under 14 issued U.S. patents and 10 pending U.S. patent applications. We also have obtained licensed rights to over 185 issued and pending foreign patents and applications corresponding to these U.S. patents and patent applications. In addition to these licensed rights, we hold seven issued U.S. patents and one U.S. patent application relating to MN-001 and its metabolite, MN-002. These patents and pending patent applications contain claims directed to compounds, compositions, methods of use and/or methods of manufacture. We are not aware of any third-party infringement of the patents owned or licensed by us and are not party to any material claims by third parties of infringement by us of such third parties’ intellectual property rights. The following is a description of our existing license agreements and intellectual property rights for each of our product candidates.

On February 25, 2004, we entered into an exclusive license agreement with Kissei Pharmaceutical for the development and commercialization of MN-221. Kissei Pharmaceutical is a fully integrated Japanese pharmaceutical company and is listed on the First Section of the Tokyo Stock Exchange. We obtained an exclusive, worldwide (excluding Japan), sublicensable license to various patent rights and know-how related to MN-221 and other compounds disclosed or included in, or covered by, these patent rights, for all indications This license includes an exclusive license under one U.S. patent and one U.S. patent application and certain corresponding patents and patent applications in foreign countries and is sublicensable upon receipt of the written consent of Kissei Pharmaceutical. The U.S. patent for MN-221 has composition of matter and method of use claims.

The U.S. composition of matter patent underlying the license issued on October 17, 2000 and is set to expire no earlier than February 18, 2017. Corresponding composition of matter patents in various other countries are set to expire no earlier than February 18, 2017. Under the terms of the agreement, we granted to Kissei Pharmaceutical a royalty-free, non-exclusive right and license to use our know-how and patents relating to MN-221 to develop products incorporating the MN-221 compound outside of our territory. Kissei Pharmaceutical also has the right to co-promote licensed products in our territory on terms to be agreed upon by the parties and the exclusive right to manufacture and supply us with the API that we require for clinical development of MN-221 and commercial sale of any approved product.

The license agreement may be terminated by either party following an uncured breach of any material provision in the agreement by the other party, and we may terminate the agreement for scientific or commercial reasons upon 100 days’ prior written notice to Kissei Pharmaceutical during the development phase and 180 days’ prior written notice to Kissei Pharmaceutical during the commercialization phase.

The term of the agreement is determined on a country-by-country basis and extends until the expiration of the last Kissei Pharmaceutical patent (or equivalent) under license to expire or in the event that a valid claim does not exist or, if a valid claim expired more than ten years from the date of first commercial sale, ten years from the date of first commercial sale. In either case, the term of the agreement would not extend for any particular country past the date on which generic competition exists in such country.

Under the license agreement, we have paid Kissei Pharmaceutical $1.0 million to date, and we are obligated to make payments of up to $17.0 million based on the achievement of certain clinical and regulatory milestones. We are also obligated to pay a royalty on net sales of the licensed products.

MN-166

On October 22, 2004, we entered into an exclusive license agreement with Kyorin Pharmaceutical for the development and commercialization of MN-166. Kyorin Pharmaceutical is a fully integrated Japanese pharmaceutical company and is listed on the First Section of the Tokyo Stock Exchange. We obtained an exclusive, worldwide (excluding Japan, China, South Korea and Taiwan), sublicensable license to the patent rights and know-how related to MN-166 for the treatment of MS, except for ophthalmic solution formulations. MN-166 is not covered by a composition of matter patent. The U.S. method of use patent for MN-166 in MS underlying the license is set to expire on August 10, 2018. Corresponding method of use patents in several other countries are set to expire no earlier than August 10, 2018. Under the terms of the agreement, we granted to Kyorin Pharmaceutical an exclusive, royalty-free, sublicensable license to use the preclinical, clinical and regulatory databases to develop ophthalmic products incorporating the MN-166 compound anywhere in the world and non-ophthalmic products incorporating the MN-166 compound outside of our territory.

The license agreement may be terminated by either party following an uncured breach of any material provision in the agreement by the other party. We may terminate the agreement for any reason with 90 days’ written notice to Kyorin Pharmaceutical or, in the event that a third party claims that MN-166 infringes upon such third party’s intellectual property rights, with 30 days’ written notice.

The term of this agreement is determined on a country-by-country basis and extends until the later of the expiration of the obligation to make payments under the agreement or the last date on which the manufacture, use or sale of the product would infringe a valid patent claim held by Kyorin Pharmaceutical but for the license granted by the agreement or the last date of the applicable market exclusivity period. In the absence of a valid patent claim and generic competition in a particular country, the agreement will expire on the earlier of five years from the date of the first commercial sale of the product by us or the end of the second consecutive calendar quarter in which generic competition exists in such country.

Under the license agreement, we have paid Kyorin Pharmaceutical $700,000 to date, and we are obligated to make payments of up to $5.0 million based on the achievement of certain clinical and regulatory milestones. We are also obligated to pay a royalty on net sales of the licensed products.

We have also filed a patent application directed to the use of MN-166 for the treatment of progressive neurodegenerative diseases in the United States and are pursuing counterparts of this patent application in certain foreign jurisdictions.

AV411

With the acquisition of Avigen, we own, co-own or hold licenses to three issued U.S. patents and eight pending U.S. patent applications, one of which is a notice of allowance, as well as corresponding pending non-U.S. patent applications. The three patents were issued in 2009 in the United States (7,534,806—Use of Ibudilast for the Treatment of Neuropathic Pain Syndromes; 7,585,875—Substituted pyrazolo-pyridine compounds and their methods of use; and 7,622,256—Method for selecting compounds that modulate macrophage migration inhibitory factor -induced expression of ICAM-1 and/or VCAM-1) and will expire in 2025, 2027, and 2027, respectively. The patent applications are primarily related to Avigen’s development portfolio of small molecule-based products and are currently directed to methods of treating various indications using AV411 and analogs.

On March 14, 2002, we entered into an exclusive license agreement with Kyorin Pharmaceutical for the development and commercialization of MN-001. We obtained an exclusive, worldwide (excluding Japan, China, South Korea and Taiwan) sublicenseable license to the patent rights and know-how related to MN-001 and its active metabolite, MN-002, disclosed and included in, or covered by, these patents, in all indications, except for ophthalmic solution formulations. This license includes an exclusive, sublicensable license under one U.S. patent and certain corresponding patents and patent applications in foreign countries. The U.S. composition of matter patent for MN-001 underlying the license expired on February 23, 2009, and the U.S. composition of matter patent for MN-002 underlying the license is set to expire on December 30, 2011. Certain annuities were not paid in a timely manner with respect to certain foreign patents licensed under MN-002, resulting in the lapse of patents in certain countries. In such jurisdictions, we intend to rely upon the applicable period of post-approval exclusivity, in addition to any patents that may issue from our own patent applications. Under the terms of the agreement, we granted to Kyorin Pharmaceutical an exclusive, royalty-free, sublicenseable license to use the preclinical, clinical and regulatory databases to develop ophthalmic products incorporating the MN-001 compound anywhere in the world and non-ophthalmic products incorporating the MN-001 compound outside of our territory.

The license agreement may be terminated by either party following an uncured breach of any material provision in the agreement by the other party, and we may terminate the agreement for any reason with 90 days’ written notice to Kyorin Pharmaceutical or, in the event that a third party claims that the licensed patent rights or know-how infringe upon such third party’s intellectual property rights, with 30 days’ written notice.

The term of this agreement is determined on a country-by-country basis and extends until the later of the expiration of the obligation to make payments under the agreement or the last date on which the manufacture, use or sale of the product would infringe a valid patent claim held by Kyorin Pharmaceutical but for the license granted by the agreement or the last date of the applicable market exclusivity period. In the absence of a valid patent claim and generic competition in a particular country, the agreement will expire on the earlier of five years from the date of the first commercial sale of the product by us or the end of the second consecutive calendar quarter in which generic competition exists in such country.

Under the license agreement, we have paid Kyorin Pharmaceutical $4.0 million to date, and we are obligated to make payments of up to $5.0 million based on the achievement of certain clinical and regulatory milestones. We are also obligated to pay a royalty on net sales of the licensed products.

We filed, and the U.S. Patent and Trademark Office issued, seven U.S. patents covering certain compositions, uses and manufacturing processes associated with MN-001, five of which are set to expire on June 24, 2023, one of which is set to expire on April 27, 2025 and one of which is set to expire on September 30, 2025. Patent applications corresponding to these U.S. patents were filed in certain foreign countries.

On June 19, 2002, we entered into an exclusive license agreement with Angiogene Pharmaceuticals for the development and commercialization of the ANG-600 series of compounds. Angiogene Pharmaceuticals is a privately held, British drug discovery company. We obtained an exclusive, worldwide, sublicenseable license to the patent rights and know-how related to the ANG-600 series of compounds disclosed in and included or covered by these patents for all indications. MN-029 is one of the ANG-600 series compounds covered by this license. This license includes an exclusive, sublicensable license under three U.S. patents, two U.S. patent applications and certain corresponding patents and patent applications in foreign countries. The U.S. composition of matter patent for MN-029, which issued on November 11, 2003, is set to expire on January 14, 2020. Patent applications corresponding to this U.S. patent were filed in certain foreign countries. The U.S. patent covering methods of treating solid cancer tumors by administering MN-029, which issued on July 25, 2006, is set to expire on January 14, 2020.

The license agreement may be terminated by either party following an uncured breach of any material provision in the agreement by the other party, and we may terminate the agreement at any time by giving 30 days’ advance written notice to Angiogene Pharmaceuticals.

The term of this agreement is determined on a country-by-country basis and extends until the earlier of the expiration of the last Angiogene Pharmaceuticals patent (or equivalent) under license which has a valid claim to expire or 15 years from the date of first commercial sale.

Under the license agreement, we have paid Angiogene Pharmaceuticals $1.4 million to date and are obligated to make payments of up to $16.5 million based on the achievement of certain clinical and regulatory milestones. We are also obligated to pay a royalty on net sales of the licensed products.

On April 27, 2004, we entered into an exclusive license agreement with Mitsubishi Pharma Corporation, the predecessor to Mitsubishi Tanabe Pharma Corporation, for the development and commercialization of MN-305. Mitsubishi Tanabe Pharma Corporation is a fully integrated Japanese pharmaceutical company and is listed on the First Section of the Tokyo Stock Exchange. We obtained an exclusive, worldwide (excluding Japan, Singapore, Brunei, Thailand, Malaysia, Indonesia, the Philippines, Vietnam, Bangladesh, Pakistan, South Korea, China and Taiwan), sublicenseable license to the patent rights and know-how related to MN-305 and its active metabolite disclosed and included or covered by these patents for all indications. The license is sublicensable upon receipt of the written consent of Mitsubishi Tanabe Pharma Corporation. This license includes an exclusive, sublicensable license under five U.S. patents and certain corresponding patents and patent applications in foreign countries. The U.S. composition of matter patent for MN-305, which issued on December 1, 1992, expired on March 14, 2011. Patent applications corresponding to this U.S. patent were filed in certain foreign countries, and these foreign counterparts expired on or before March 14, 2011. The U.S. patent covering the use of MN-305 to treat anxiety, which issued on August 10, 1993, expired on March 14, 2011.

Under the terms of the agreement, we granted to Mitsubishi Tanabe Pharma Corporation a license to use our know-how and patents relating to MN-305 to develop products incorporating the MN-305 compound outside of our territory. Mitsubishi Tanabe Pharma Corporation also has the right to co-promote licensed products in our territory on terms to be agreed upon by the parties.

The license agreement may be terminated by either party following an uncured breach of any material provision in the agreement by the other party. We may terminate the agreement if, in our reasonable opinion, the safety, patient tolerability, efficacy, profile or commercial viability of MN-305 does not justify continued development with 90 days’ written notice to Mitsubishi Tanabe Pharma Corporation or, in the event that a third party claims that the licensed intellectual property related to MN-305 infringes such third party’s intellectual property rights, with 30 days’ written notice.

The term of this agreement is determined on a country-by-country basis and extends until the later of ten years from the date of first commercial sale in a specific country or the expiration of a valid patent claim in such country. In the event that we enter into a sublicense with a third party, the term of the agreement will extend for as long as we receive royalty payments from such third party.

Under the license agreement, we have paid Mitsubishi Tanabe Pharma Corporation $1.0 million to date, and we are obligated to make payments of up to $18.8 million based on the achievement of certain clinical, regulatory and sales milestones. We are also obligated to pay a royalty on net sales of the licensed products.

On December 8, 2004, we entered into an exclusive license agreement with Mitsubishi Pharma Corporation, the predecessor to Mitsubishi Tanabe Pharma Corporation, for the development and commercialization of MN-246. We obtained an exclusive, worldwide (excluding Japan, Singapore, Brunei, Thailand, Malaysia, Indonesia, the Philippines, Vietnam, Bangladesh, Pakistan, South Korea, China and Taiwan), sublicenseable license to the intellectual property surrounding MN-246, its derivatives and any other compounds disclosed or claimed in the licensed Mitsubishi Tanabe Pharma Corporation patent assets. The license is sublicensable upon receipt of the written consent of Mitsubishi Tanabe Pharma Corporation and includes an exclusive license under one U.S. patent and certain corresponding patents and patent applications in foreign countries. The U.S. patent covering MN-246 and methods of making and using MN-246, which issued on May 30, 2000, is set to expire on October 24, 2016. Patent applications corresponding to this U.S. patent were filed in certain foreign countries, and these foreign counterparts are set to expire no earlier than October 24, 2016. In addition, we filed a U.S. patent application and corresponding patent applications in Thailand and Taiwan for a new method of use for MN-246.

The issued U.S. patent covers generic phenylethanolamines encompassed by a given chemical formula, including MN-246, processes for the production of such phenylethanolamines, a pharmaceutical composition of such phenylethanolamines and methods of use for such phenylethanolamines for the treatment of a variety of human or animal ailments, including accelerated or spasmodic gastrointestinal motility, dysuria, pollakisuria, urinary incontinence, obesity and diabetes. This U.S. patent is set to expire on October 24, 2016. Foreign counterparts have been filed or patented in other countries and are also set to expire no earlier than October 24, 2016. Under the terms of the agreement, we granted to Mitsubishi Tanabe Pharma Corporation a license to use our know-how and patents relating to MN-246 to develop products incorporating the MN-246 compound outside of our territory. Mitsubishi Tanabe Pharma Corporation also has the right to co-promote licensed products in our territory on terms to be agreed upon by the parties.

The license agreement may be terminated by either party following an uncured breach of any material provision in the agreement by the other party. We may terminate the agreement if, in our reasonable opinion, the safety, patient tolerability, efficacy, profile or commercial viability of MN-246 does not justify continued development with 90 days’ written notice to Mitsubishi Tanabe Pharma Corporation or in the event that a third party claims that the licensed intellectual property related to MN-246 infringes such third party’s intellectual property rights with 30 days’ written notice.

The term of this agreement is determined on a country-by-country basis and extends until the later of ten years from the date of first commercial sale in a specific country or the expiration of a valid patent claim in such country. In the event that we enter into a sublicense with a third party, the term of the agreement will extend for as long as we receive royalty payments from such third party.

Under the license agreement, we have paid Mitsubishi Tanabe Pharma Corporation $750,000 to date, and we are obligated to make payments of up to $14.5 million based on the achievement of certain clinical, regulatory and sales milestones. We are also obligated to pay a royalty on net sales of the licensed products.

On November 1, 2006, we entered into an exclusive license agreement with Meiji Seika Kaisha for the development and commercialization of MN-447. Meiji Seika Kaisha is a fully integrated Japanese pharmaceutical company and is listed on the First Section of the Tokyo Stock Exchange. We obtained an exclusive, worldwide (excluding Japan, Bangladesh, Brunei, Cambodia, People’s Republic of China, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam), sublicensable license from Meiji Seika Kaisha for MN-447 (and any other compound claimed or covered by U.S. patent 6,420,558) for any human use. This license includes an exclusive sublicensable license under one U.S. patent and certain corresponding patents and patent applications in foreign countries. The U.S. patent covering MN-447 and methods of treating an integrin avß3-mediated disease, platelet thrombosis, aggregation and related disorders, which issued on July 16, 2002, is set to expire on April 9, 2019. Patent applications corresponding to this U.S. patent were filed in certain foreign countries. Under the terms of the license, we granted a license to Meiji Seika Kaisha to use our know-how and patents relating to MN-447 to develop products incorporating the MN-447 compound outside of our territory.

This license agreement may be terminated by either party following an uncured breach of any material provision of the agreement by the other party upon 90 days’ written notice or the inability or delay in performing under the agreement due to a force majeure event which lasts longer than 12 months. We also have the right to terminate the agreement in the event of third party intellectual property claims which are not timely remedied by us and Meiji Seika Kaisha or if, in our reasonable opinion, the safety, patient tolerability, efficacy, profile or commercial viability of MN-447 does not justify continued development. Meiji Seika Kaisha also has the right to terminate the agreement in the event that we cease development of MN-447 for a period of one year or longer.

The term of the agreement is determined on a country-by-country basis and extends until the expiration of the last Meiji Seika Kaisha patent (or equivalent) under license to expire or in the event that a valid claim does not exist or, if a valid claim expired more than 15 years from the date of first commercial sale, 15 years from the date of first commercial sale.

Under the license agreement, we have paid Meiji Seika Kaisha $400,000 to date, and we are obligated to make payments of up to $8.7 million based on the achievement of certain clinical and regulatory milestones. We are also obligated to pay a royalty on net sales of the licensed products.

On November 1, 2006, we entered into an exclusive license agreement with Meiji Seika Kaisha for the development and commercialization of MN-462. We obtained an exclusive, worldwide (excluding Japan, Bangladesh, Brunei, Cambodia, People’s Republic of China, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam), sublicenseable license from Meiji Seika Kaisha for MN-462 (and any other compound claimed or covered by U.S. patent 6,576,627) for any human use. This license includes an exclusive sublicensable license under two U.S. patents and certain corresponding patents and patent applications in foreign countries. The U.S. patent covering MN-462 medicament compositions containing MN-462, and methods of therapeutic treatment or preventive treatment of thrombotic disease, which issued on June 10, 2003, is set to expire on September 13, 2020. Patent applications corresponding to this U.S. patent were filed in certain foreign countries. Under the terms of the license, we granted a license to Meiji Seika Kaisha to use our know-how and patents relating to MN-462 to develop products incorporating the MN-462 compound outside of our territory.

This license agreement may be terminated by either party following an uncured breach of any material provision of the agreement by the other party upon 90 days’ written notice or the inability or delay in performing under the agreement due to a force majeure event which lasts longer than 12 months. We also have the right to terminate the agreement in the event of third party intellectual property claims which are not timely remedied by us and Meiji Seika Kaisha or if, in our reasonable opinion, the safety, patient tolerability, efficacy, profile or commercial viability of MN-462 does not justify continued development. Meiji Seika Kaisha also has the right to terminate the agreement in the event that we cease development of MN-462 for a period of one year or longer.

The term of the agreement is determined on a country-by-country basis and extends until the expiration of the last Meiji Seika Kaisha patent (or equivalent) under license to expire or in the event that a valid claim does not exist or, if a valid claim expired more than 15 years from the date of first commercial sale, 15 years from the date of first commercial sale.

Under this license agreement, we have paid Meiji Seika Kaisha $400,000 to date, and we are obligated to make payments of up to $8.7 million based on the achievement of certain clinical and regulatory milestones. We are also obligated to pay a royalty on net sales of the licensed products.

General

Our proposed commercial activities may conflict with patents which have been or may be granted to competitors, universities and/or others. Third parties could bring legal action against us, our licensors or our sublicensees claiming patent infringement and could seek damages or enjoin manufacturing and marketing of the affected product or its use or the use of a process for the manufacturing of such products. If any such actions were to be successful, in addition to any potential liability for indemnification, damages and attorneys’ fees in certain cases, we could be required to obtain a license, which may not be available on commercially reasonable terms or at all, in order to continue to manufacture, use or market the affected product. We also rely upon unpatented proprietary technology because, in some cases, our interests would be better served by reliance on trade secrets or confidentiality agreements than by patents. However, others may independently develop substantially equivalent proprietary information and techniques or gain access to or disclose such proprietary technology. We may not be able to meaningfully protect our rights in such unpatented proprietary technology. We may also conduct research on other pharmaceutical compounds or technologies, the rights to which may be held by, or be subject to patent rights of, third parties. Accordingly, if products based on such research are commercialized, such commercial activities may infringe patents or other rights, which may require us to obtain a license to such patents or other rights. We are not aware of any third-party infringements of patents we hold or licenses and have not received any material claims by third parties of infringement by us of such parties’ intellectual property rights.

There can be no assurance that patent applications filed by us or others, in which we have an interest as assignee, licensee or prospective licensee, will result in patents being issued or that, if issued, any of such patents will afford protection against competitors with similar technology or products or could not be circumvented or challenged. For example, we have U.S. patents covering the method of using MN-166 to treat MS and the method of using AV411 to treat neuropathic pain, but we do not have any composition of matter patent claims for MN-166 or AV411. As a result, unrelated third parties may develop products with the same API as MN-166 so long as such parties do not infringe our method of use patent, other patents we have exclusive rights to through our licensor or any patents we may obtain for MN-166 or AV411.

In addition, if we develop certain products that are not covered by any patents, we will be dependent on obtaining market exclusivity under the data exclusivity provisions of Hatch-Waxman Act for such products. If we are unable to obtain strong proprietary rights protection for our products after obtaining regulatory approval, competitors may be able to market competing generic products by taking advantage of an abbreviated procedure for obtaining regulatory clearance, including the ability to demonstrate bioequivalency to our product(s) without being required to conduct lengthy clinical trials. Certain of our license agreements provide for reduced royalties or, in some cases, foregone royalties in the event of generic competition.

Competition

The development and commercialization of new drugs is extremely competitive and characterized by extensive research efforts and rapid technological progress. Competition in our industry occurs on a variety of fronts, including developing and bringing new products to market before others, developing new products to provide the same benefits as existing products at lower cost and developing new products to provide benefits superior to those of existing products. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, in the United States and abroad. Some of these competitors have products or are pursuing the development of drugs that target the same diseases and conditions that are the focus of our product development programs. Many of our competitors have products that have been approved or are in advanced development and may succeed in developing drugs that are more effective, safer and more affordable or more easily administered than ours or that achieve patent protection or commercialization sooner than our products. Our competitors may also develop alternative therapies that could further limit the market for any products that we are able to obtain approval for, if at all.

In many of our target disease areas, potential competitors are working to develop new compounds with different mechanisms of action and attractive efficacy and safety profiles. Many of our competitors have substantially greater financial, research and development resources (including personnel and technology), clinical trial experience, manufacturing, sales and marketing capabilities and production facilities than we do. Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaboration arrangements with large pharmaceutical and established biotechnology companies.

MN-221 for Acute Exacerbations of Asthma

Our MN-221 product candidate is being developed for the treatment of acute exacerbations of asthma in the emergency room setting. The current standard of care for acute exacerbations of asthma is inhaled albuterol (a ß2 -adrenergic receptor agonist), inhaled ipratropium (an anticholinergic) and oral or injected corticosteroids. In addition, subcutaneously administered terbutaline (a ß2 -adrenergic receptor agonist) is sometimes used to treat this condition, particularly in pediatric patients. Certain oral anti-inflammatory asthma drugs are being investigated in an intravenous form for the treatment of acute exacerbations of asthma. On March 3, 2011, Palatin Technologies, Inc. announced that the U.S. Food and Drug Administration has cleared Palatin’s request to begin a Phase IIA proof-of-concept human trial under an IND using a subcutaneously administered formulation of PL-3994, an NPR-A agonist compound, in development for treatment of acute exacerbations of asthma. The press release states that Palatin does not intend to initiate either the proof-of-concept human trial or preclinical inhalation toxicity studies unless and until an agreement is reached with a development and marketing partner or Palatin receives funding to support the proof-of-concept Phase IIA human trial or preclinical inhalation toxicity studies from a third party, such as grant funding from an agency of the federal government

MN-221 for Chronic Obstructive Pulmonary Disease Exacerbations

Our MN-221 product candidate is also being developed for the treatment of COPD exacerbations. The standard of care for COPD exacerbations is similar to that of acute exacerbations of asthma in that inhaled bronchodilators and anticholinergics are administered; however, antibiotics are also administered and parenteral terbutaline is excluded because of the exclusively adult patient population. A greater percentage of patients diagnosed with COPD exacerbations are hospitalized than patients diagnosed with asthma exacerbations, and such patients continue the same treatment paradigm as in the emergency department.

MN-166 for Multiple Sclerosis

Our MN-166 product candidate has been in development for the treatment of MS. Current treatments for MS include the beta interferons, such as Biogen Idec Inc.’s Avonex® (beta interferon), Teva Pharmaceutical Industries Ltd.’s and Sanofi-Aventis’ Copaxone® (glatiramer acetate), Merck Serono’s and Pfizer Inc.’s Rebif® (beta interferon), Bayer Schering Pharma AG’s Betaseron/Betaferon® and Biogen Idec Inc.’s Tysabri® (natalizumab), all of which are administered by injection. Of the many new agents in development for MS, only a few, such as Sanofi-Aventis’ teriflunomide, Novartis AG’s fingolimod/FTY720, Teva Pharmaceutical Industries Ltd.’s laquinimod and Biogen Idec Inc.’s BG-12, are intended for oral administration like MN-166.

AV411 for Other Central Nervous System Disorders

Our AV411 product candidate has been in development for treatment of neuropathic pain and opioid withdrawal and methamphetamine addiction. Current treatments for neuropathic pain include anti-epileptics such as Pfizer Inc.’s Neurontin® (gabapentin) and Lyrica® (pregabalin), and antidepressants, including Eli Lilly & Co.’s Cymbalta® (duloxetine). We are aware of additional compounds for chronic neuropathic pain that are currently in development at numerous companies including Bayer Schering Pharma AG , GlaxoSmithKline plc, Merck & Co., Inc., Novartis AG, Pfizer Inc., Cognetix, Inc., GW Pharmaceuticals plc, Indevus Pharmaceuticals, Inc., Nastech Pharmaceutical Company Inc., Avanir Pharmaceuticals, Solace Pharmaceuticals, Pain Therapeutics, Inc., and XenoPort, Inc.

Current treatments for withdrawal symptoms include narcotics such as generic methadone and Reckitt Benckiser Pharmaceuticals, Inc.’s Suboxone® (buprenorphine) and Subutex® (buprenorphine + the narcotic antagonist naloxone). Limited non-narcotic drug candidates for withdrawal symptoms exist. Britannia Pharmaceuticals Limited’s BritLofex® (Lofexidine), licensed for development in U.S. clinical trials to US WorldMeds LLC, is an alpha adrenoceptor agonist like clonidine which may have somewhat less orthostatic hypotension limitations.

MN-001 for Bronchial Asthma

Our MN-001 product candidate has been in development for the treatment of bronchial asthma. There are two currently marketed leukotriene inhibitors, Merck & Co. Inc.’s Singulair® (montelukast) and AstraZeneca PLC’s Accolate® (zafirlukast). There are also several products in clinical development to treat bronchial asthma, including Mitsubishi Tanabe Pharma Corporation’s MCC 847 (masilukast), which is another leukotriene inhibitor currently in Phase III clinical testing in Japan.

MN-001 for Interstitial Cystitis

Our MN-001 product candidate has been in development for the treatment of IC. There are two currently marketed products, Teva Pharmaceuticals Industries Ltd.’s Elmiron® and Bioniche Pharma Group Limited’s RIMSO-50®. There is also a product in clinical development to treat IC, Taiho Pharmaceutical Co., Ltd.’s IPD-1151 (suplatast tosilate), which is currently in Phase III clinical testing in Japan. In addition, Urigen Pharmaceuticals, Inc.’s URG-101 for the treatment of painful bladder syndrome/interstitial cystitis is in Phase II clinical testing.

MN-029 for Solid Tumors

Our MN-029 product candidate has been in development for the treatment of solid tumors. There are a number of compounds in clinical development with a mechanism similar to MN-029, including Oxigene Inc.’s ZBRESTAT™ (fosbretabulin) and Sanofi-Aventis’ AVE 8062, which are in Phase III clinical testing.

MN-305 for General Anxiety Disorder

Our MN-305 product candidate has been in development for the treatment of General Anxiety Disorder. There are a number of approved products to treat Generalized Anxiety Disorder, including Eli Lilly and Company’s Cymbalta® (duloxetine).

MN-221 for Preterm Labor

Our MN-221 product candidate has been in development for the treatment of preterm labor. There are a number of oxytocin antagonists undergoing clinical evaluation, including GlaxoSmithKline plc’s GSK221149, which is currently in Phase II clinical testing.

MN-246 for Urinary Incontinence

Our MN-246 product candidate has been in development for the treatment of urinary incontinence. There are a number of compounds in various stages of clinical development to treat urinary incontinence. Pfizer Inc.’s Detrol® (tolterodine tartrate) is a market leader, and other marketed drugs were introduced in the first quarter of 2005, including Astellas Pharma Inc.’s VESIcare® (solifenacin succinate) and Novartis AG’s Enablex® (darifenacin), both of which are anti-cholinergic agents. Ono Pharmaceutical Co., Ltd. and Kyorin Pharmaceutical have received approval for Staybla® (muscarinic antagonist). Schwarz Pharma AG’s Toviaz® (fesoterodine fumarate), another anti-cholinergic, has also recently been approved. Kissei Pharmaceutical, Astellas Pharma Inc. and GlaxoSmithKline plc also have ß3 -adrenergic receptor agonists for the treatment of this indication.

MN-447 and MN-462 for Thrombotic Disorders

Our MN-447 and MN-462 product candidates have been in development for the treatment of thrombotic disorders. Both product candidates are currently in preclinical development; therefore, we have not identified the particular thrombotic disorders that we intend to target upon reaching the clinical development stage for these product candidates. Consequently, we cannot accurately evaluate the competition we will face. Currently, the market leaders for anti-thrombotic drugs are Bristol-Myers Squibb Company’s and Sanofi-Aventis’ Plavix® (clopidogrel) and Sanofi-Aventis’ Lovenox® (enoxaparin).

Government Regulation

Government authorities in the United States and other countries extensively regulate the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing and import and export of pharmaceutical products and biologics such as those we are developing. In the United States, the FDA, under the Federal Food, Drug and Cosmetic Act, as amended, and other federal statutes and regulations, subjects pharmaceutical products to extensive and rigorous review. Any failure to comply with applicable requirements, both before and after approval, may subject us, our third-party manufacturers, contractors, suppliers and partners to administrative and judicial sanctions, such as a delay in approving or refusal to approve pending applications, fines, warning letters, product recalls, product seizures, total or partial suspension of manufacturing or marketing, injunctions and/or criminal prosecution.

U.S. Regulatory Approval

Overview. In the United States, drugs and drug testing are regulated by the FDA under the Federal Food, Drug and Cosmetic Act, as well as state and local government authorities. All of our product candidates in development will require regulatory approval by government agencies prior to commercialization. To obtain approval of a new product from the FDA, we must, among other requirements, submit data supporting safety and efficacy, as well as detailed information on the manufacture and composition of the product and proposed labeling. Our product candidates are in the early stages of testing and none has been approved. The steps required before a drug can be approved generally involve the following:

•	completion of preclinical laboratory and animal tests;

•	submission of an IND, which must become effective before human clinical trials may begin in the United States;

•	completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each indication for which approval is sought;

•	submission to the FDA of an NDA accompanied by a substantial user fee;

•

development of manufacturing processes which conform to FDA-mandated commercial good manufacturing practices, or cGMPs, and satisfactory completion of FDA inspections to assess cGMP compliance and clinical investigator compliance with good clinical practices; and

•

FDA review and approval of an NDA, which process may involve input from advisory committees to the FDA and may include post-approval commitments for further clinical studies and distribution restrictions intended to mitigate drug risks.

The testing, collection of data, preparation of necessary applications and approval process requires substantial time, effort and financial resources. Additionally, statutes, rules, regulations and policies may change and new regulations may be issued that could delay such approvals. The FDA may not act quickly or favorably in reviewing our applications, and we may encounter significant difficulties and costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing our products.

Preclinical Tests. Preclinical tests include laboratory evaluation of the product candidate, its chemistry, toxicity, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate. The results of the preclinical tests, together with manufacturing information, analytical data and other available information about the product candidate, are submitted to the FDA as part of an IND. Preclinical tests and studies can take several years to complete and, despite completion of those tests and studies, the FDA may not permit clinical testing to begin.

The IND Process. An IND must be effective to administer an investigational drug to humans. The IND will automatically become effective 30 days after its receipt by the FDA unless the FDA, before that time places the IND on clinical hold. At any time thereafter, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold if the FDA deems it appropriate. In such case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin or continue. The IND application process may become extremely costly and substantially delay development of our products. Moreover, positive results in preclinical tests or prior human studies do not necessarily predict positive results in subsequent clinical trials.

Clinical Trials. Human clinical trials are typically conducted in three sequential phases that may overlap:

•	Phase I: The drug is initially introduced into a small number of human subjects or patients and tested for safety, dosage tolerance, absorption, distribution, excretion and metabolism.

•

Phase II: The drug is introduced into a limited patient population to assess the efficacy of the drug in specific, targeted indications, assess dosage tolerance and optimal dosage, and identify possible adverse effects and safety risks.

•	Phase III: The drug is introduced into an expanded patient population at geographically dispersed clinical trial sites to further evaluate clinical efficacy and safety.

Prior to initiation of each clinical trial, an independent Institutional Review Board, or IRB, for each medical site proposing to conduct the clinical trials must review and approve the study protocol and study subjects must provide informed consent for participation in the study.

We cannot be certain that we will successfully complete Phase I, II or III testing of our drug candidates within any specific time period, if at all. Clinical trials must be conducted in accordance with the FDA’s good clinical practices requirements. The FDA may order the partial, temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The IRB may also require the clinical trial at that site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

The NDA Process. If clinical trials are successful, the next step in the drug regulatory approval process is the preparation and submission to the FDA of a NDA. The NDA is the vehicle through which drug sponsors formally propose that the FDA approve a new pharmaceutical product for marketing and sale in the United States. The NDA must contain a description of the manufacturing process and quality control methods, as well as results of preclinical tests, toxicology studies, clinical trials and proposed labeling, among other things. A substantial user fee must also be paid with the submission of the NDA, unless an exemption applies.

Upon submission of the NDA, the FDA will make a threshold determination as to whether the application is sufficiently complete to permit review and, if not, will issue a refuse to file letter. If the submission is accepted for filing, the FDA begins an in-depth review of the NDA and will attempt to review and take action on the application in accordance with performance goals established in connection with the user fee laws. Among the conditions for a NDA approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform on an ongoing basis with cGMPs.

If the FDA’s evaluations of the NDA and the clinical and manufacturing procedures and facilities cGMPs are favorable, the FDA may issue either an approval letter or a complete response letter, which contains guidance on the conditions that must be met in order to secure approval of the NDA. If and when those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. The FDA may also grant approval with requirements to complete post-marketing studies, referred to as Phase IV clinical trials, or restrictive product labeling, or may impose other restrictions on marketing or distribution, such as the adoption of a Risk Evaluation and Mitigation Strategy, or REMS. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria or if the FDA determines that the clinical data do not adequately establish the safety and efficacy of the drug.

The Hatch-Waxman Act. Under the Hatch-Waxman Act, certain newly approved drugs and indications benefit from a statutory period of non-patent marketing exclusivity. The Hatch-Waxman Act provides five-year marketing exclusivity to the first applicant to gain approval of an NDA for a new chemical entity, meaning that the FDA has not previously approved any other new drug containing the same active moiety. The Hatch-Waxman Act also provides three years of marketing exclusivity for the approval of new and supplemental NDAs for, among other things, new indications, dosages or strengths of an existing drug, if new clinical investigations that were conducted or sponsored by the applicant are essential to the approval of the application. Pediatric exclusivity of six months may also be available if agreement is reached with the FDA and qualifying studies of product candidates in pediatric populations are conducted.

Manufacturing and Other Regulatory Requirements. Both before and after approval, we and our third-party manufacturers must comply with a number of regulatory requirements. For example, if we seek to make certain changes to an approved product, such as promoting or labeling a product for a new indication, manufacturing changes or additional labeling claims, we will need FDA review and approval. Advertising and other promotional materials must comply with FDA requirements and established requirements applicable to drug samples. In addition, we may not label or promote the product for an indication that has not been approved by the FDA. Securing FDA approval for new indications or product enhancements and, in some cases, for new labeling claims, is generally a time-consuming and expensive process that may require us to conduct clinical trials under the FDA’s IND regulations. Even if such studies are conducted, the FDA may not approve any change in a timely fashion, or at all. In addition, adverse experiences associated with use of the products must be reported to the FDA, and FDA rules govern how we can label, advertise or otherwise commercialize our products.

The NDA holders and manufacturers of approved products will be subject to continual review and periodic inspections by the FDA and other authorities, where applicable, and must comply with ongoing requirements, including the FDA’s cGMP requirements. Manufacturers must provide certain safety and efficacy information and make certain other required reports. To comply with cGMP requirements, manufacturers must continue to spend time, money and effort to meet requirements relating to personnel, facilities, equipment, production and process, labeling and packaging, quality control, record-keeping and other requirements. The FDA periodically inspects drug manufacturing facilities to evaluate compliance with cGMP requirements. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval. Because we intend to contract with third parties for manufacturing of our products, our ability to control third-party compliance with FDA requirements will be limited to contractual remedies and rights of inspection.

In addition to FDA restrictions on marketing of pharmaceutical products, several other state and federal laws have been applied to restrict certain sales and marketing practices in the pharmaceutical industry in recent years. These laws include licensing requirements, compliance program requirements, annual certificates and disclosures, anti-kickback statutes and false claims statutes. The federal Anti-Kickback Statute prohibits knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any health care item or service reimbursable under Medicare, Medicaid or other federally financed health care programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the Anti-Kickback Statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal health care programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. Several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly promoting their products for off-label uses, which in turn led to claims being submitted to and paid by the Medicare and Medicaid programs. The majority of states also have statutes or regulations similar to the Anti-Kickback Statue and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

We are also subject to various laws and regulations regarding laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with our research.

Foreign Regulatory Approval

We will have to complete approval processes, similar or related to the U.S. approval processes, in virtually every foreign market for our products in order to conduct clinical or preclinical research and to commercialize our drug candidates in those countries. The approval procedures and the time required for approvals vary from country to country and may involve additional testing. In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the resulting prices would be insufficient to generate an acceptable return to us or our collaborators.

Similar to the U.S. regulatory framework, the various phases of preclinical and clinical research are subject to significant regulatory controls within the European Union. Variations among national regimes exist. However, most jurisdictions require regulatory and ethics committees approval of interventional clinical trials. Most European regulators also require the submission of adverse event reports during a study and a copy of the final study report.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. The centralized procedure is currently mandatory for products developed by means of a biotechnological process and optional for new active substances and other “innovative medicinal products with novel characteristics.” It provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit applications in other European Union member states, requesting them to mutually recognize the marketing authorization already granted. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize the existing approval.

Where possible, we will strive to choose the European regulatory filing route that will most rapidly enable us to obtain the needed regulatory approvals. However, the chosen regulatory strategy may not secure regulatory approvals or approvals of the chosen product indications. In addition, these approvals, if obtained, may take longer than anticipated.

Employees

We have assembled an experienced and cohesive management and support team, with core competencies in general management, clinical development, regulatory affairs and corporate development. As of March 22, 2011, we had 18 full-time employees, following a reduction in force, or RIF, to down-size the company to save costs. We believe even after the RIF that our relations with our employees are good, and we have no history of work stoppages.

Company Information

We were originally incorporated in the State of Delaware in September 2000. Our principal executive offices are located at 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122. Our telephone number is (858) 373-1500. Our website is www.medicinova.com, which includes links to reports we have filed with the Securities and Exchange Commission, or SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering:

•	shares of our common stock; and

•	warrants to purchase shares of our common stock.

The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of our common stock. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The shares of common stock issuable from time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the captions “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Rights” and “Description of Debt Securities” starting on pages 5, 8, 10, 12 and 14, respectively, of the accompanying prospectus.

Warrants

The material terms and provisions of the warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant, which will be filed as an exhibit to a Current Report on Form 8-K filed by us with the SEC in connection with this offering. You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable beginning on the date of their original issuance and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise. If at any time during the warrant exercisability period there is no effective registration statement registering the issuance of the shares of common stock issuable upon exercise of the warrants, the warrants may be exercised by means of a “cashless exercise” in which a warrantholder will be entitled to surrender a portion of the shares of common stock subject to the warrant in lieu of cash for the exercise price.

Exercise Price. The initial per share exercise price of the warrants is $            . The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Listing. There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange.

Fundamental Transactions. If we enter into, or are a party to, a fundamental transaction pursuant to which our stockholders are entitled or required to receive securities issued by another company or cash or other assets in exchange for our common stock, which we refer to as a corporate event, a holder of a warrant will have the right to receive, upon exercise of the warrant, consideration as if such holder had exercised the warrant immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to Ladenburg Thalmann & Co. Inc., which we refer to as the “underwriter,” and the underwriter has agreed to purchase from us on a firm commitment basis, the number of units offered in this offering set forth opposite its name below:

Underwriter	Number of Units
Ladenburg Thalmann & Co. Inc.

Total

A copy of the underwriting agreement will be filed as an exhibit to a Current Report on Form 8-K filed by us with the SEC in connection with this offering.

We have been advised by the underwriter that it proposes to offer units directly to the public at the public offering price set forth on the cover page of this prospectus supplement. Any units sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $         per unit. The underwriter may allow, and these selected dealers may re-allow, a concession of not more than $           per unit to other brokers and dealers.

The underwriting agreement provides that the underwriter’s obligation to purchase units is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the units offered by this prospectus supplement other than those covered by the over-allotment option, if any of these securities are purchased.

No action has been taken by us or the underwriter that would permit a public offering of the units, common stock or warrants included in this offering in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of our units, common stock or warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the units, common stock and warrants and the distribution of this prospectus supplement. This prospectus supplement is neither an offer to sell nor a solicitation of any offer to buy units, common stock or warrants in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount and expenses to be paid to the underwriter by us.

	Per Unit	Total, without over-allotment	Total, with over-allotment
Public offering price	$	$	$
Underwriting discount to be paid to the underwriter by us for the units ( % of gross proceeds)
Non-accountable expense allowance(1)

Proceeds, before expenses, to us(2)	$	$	$

(1)	The non-accountable expense allowance of 1.0% of the gross proceeds of the offering, which we have agreed to pay to the underwriter, is not payable with respect to any units sold upon exercise of the underwriters’ over-allotment option.
(2)	We estimate that our total expenses of this offering, excluding the underwriting discount and the non-accountable expense allowance, will be approximately $250,000.

The underwriter does not have any right of first refusal or any similar rights with respect to the provision of services to us in the future. The underwriter has performed investment banking services for us in the past, for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business.

Over-allotment option

We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to              units at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus supplement. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional units are purchased pursuant to the over-allotment option, the underwriter will offer these additional units on the same terms as those on which the other units are being offered hereby.

Determination of offering price

The public offering price of the units and the exercise price and other terms of the warrants were negotiated between us and the underwriter, based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the units and the exercise price and other terms of the warrants include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

Our officers, directors and a principal stockholder have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus supplement. This means that, during the applicable lock-up period, such persons may not to offer for sale, contract to sell, sell, distribute, grant any option, right to warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the date of this prospectus supplement, although we will be permitted to issue stock options to directors, officers, employees and consultants under our existing plans. The 90 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Stabilization, short positions and penalty bids

The underwriter may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•

Over-allotment involves sales by the underwriter of units in excess of the number of units the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriter is not greater than the number of units that it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option, in whole or in part, or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities needed to close out the short position, the underwriter will consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which it may purchase the securities through the over-allotment option. If the underwriter sells more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make with respect to any of these liabilities.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Cooley LLP, San Diego, California. Certain legal matters will be passed upon for the underwriter by SorinRoyerCooper LLC, New York, New York.

EXPERTS

Our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and Ernst & Young LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference into this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (filed on March 24, 2010);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2010;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 (filed with the SEC on May 17, 2010), June 30, 2010 (filed with the SEC on August 16, 2010) and September 30, 2010 (filed with the SEC on November 15, 2010);

•

our Current Reports on Form 8-K filed with the SEC on January 19, 2010, February 1, 2010, May 14, 2010, June 16, 2010, December 2, 2010, January 4, 2011, February 1, 2011, February 3, 2011 and March 8, 2011 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

•

the description of our common stock contained in our registration statement on Form S-3, filed with the SEC on November 13, 2009, including any amendment or reports filed for the purpose of updating such description (Registration No. 333-163116).

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

(858) 373-1500

Attn: Investor Relations

PROSPECTUS

$100,000,000

MEDICINOVA, INC.

Common Stock

Preferred Stock

Warrants to Purchase Common Stock, Preferred Stock or Debt Securities

Rights to Purchase Common Stock, Preferred Stock or Debt Securities

Debt Securities

We may from time to time offer to sell any combination of common stock; preferred stock; warrants to purchase common stock, preferred stock or debt securities; rights to purchase common stock, preferred stock or debt securities; and debt securities, each as described in this prospectus, in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $100,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities to or through underwriters or dealers, directly to a limited number of purchasers or a single purchaser, through agents or through a combination of any of these methods of sale, as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is listed on the NASDAQ Global Market, or Nasdaq, under the symbol “MNOV” and on the Hercules Market of the Osaka Securities Exchange, or the OSE, under the code “4875.” On December 9, 2009, the closing price of our common stock on Nasdaq was $6.50.

The aggregate market value of our common stock held by our non-affiliates was approximately $66.7 million based on the closing price of our common stock on Nasdaq of $6.50 per share on December 9, 2009. Shares of common stock held by each executive officer and director and each person who beneficially owns 10% or more of the outstanding common stock have been excluded from this calculation. This determination of affiliate status may not be conclusive for other purposes.

The number of outstanding shares of our common stock, par value $0.001 per share, as of December 9, 2009 was 12,113,841.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement, as appropriate. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any prospectus supplement, any free writing prospectus or other written communication we may authorize to be delivered to you. We have not, and have not authorized anyone else, to provide you with different or additional information. This prospectus, any prospectus supplement, any free writing prospectus and any other written communication do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they specifically relate, nor does this prospectus, any prospectus supplement, any free writing prospectus or any other written communication constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or in the documents incorporated by reference herein, any prospectus supplement, any free writing prospectus or other written communication is accurate as of any date noted therein or, in the case of documents incorporated by reference, the filing date thereof, regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein, any prospectus supplement, any free writing prospectus or other written communication to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “MediciNova,” “we,” “our” and “us” refer to MediciNova, Inc. and its subsidiaries, unless stated otherwise or the context requires otherwise.

i

MEDICINOVA, INC.

MediciNova is a biopharmaceutical company focused on acquiring and developing novel, small molecule therapeutics for the treatment of diseases with unmet medical need with a specific focus on the U.S. market. Through strategic alliances, primarily with Japanese pharmaceutical companies, we hold rights to a diversified portfolio of clinical and preclinical product candidates, each of which we believe has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope.

We believe that our ability to gain access to and acquire potentially high-value product candidates from Japanese and European pharmaceutical companies is largely attributable to the established relationships and broad industry experience of our management team. In particular, we believe our relationships with Japanese pharmaceutical companies and their executives provide us with a competitive advantage in opportunistically sourcing product candidates from Japanese pharmaceutical companies at attractive terms. Since our inception, we have established relationships with a number of pharmaceutical companies, including Kissei Pharmaceutical Co., Ltd., Kyorin Pharmaceutical Co., Ltd., Mitsubishi Tanabe Pharma Corporation and Meiji Seika Kaisha, Ltd. in Japan and Angiogene Pharmaceuticals, Ltd. in the United Kingdom, pursuant to which we have obtained rights to develop and commercialize our current product candidates.

We have acquired licenses to eight compounds for the development of ten product candidates in what we believe are large and underserved markets. Our development pipeline consists of eight product development programs which have been in clinical development for the treatment of asthma, acute exacerbations of asthma, multiple sclerosis, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder/insomnia, preterm labor and urinary incontinence. Our two earlier stage product development programs have been in preclinical development for the treatment of thrombotic disorders. In addition, we have expanded the development program for one of our prioritized product candidates, MN-221, to evaluate MN-221 for the treatment of chronic obstructive pulmonary disease, or COPD, exacerbations.

Our current strategy is to focus our resources on two prioritized product development programs:

Product Candidate	Disease/Indication	Phase of Development	Licensor	Licensed Territory
MN-221	Acute exacerbations of asthma and COPD exacerbations

Phase II clinical trial in emergency rooms to evaluate MN-221 at planned escalating doses in patients with severe, acute exacerbations of asthma completed in Q2, 2009.

Phase II clinical trial in emergency rooms to evaluate the safety and efficacy of MN-221 in patients with severe, acute exacerbations of asthma initiated in Q1, 2009.

Phase Ib clinical trial to evaluate the safety and efficacy of MN-221 in patients with stable, moderate to severe COPD initiated in Q4, 2009.

			Kissei Pharmaceutical Co., Ltd.	Worldwide, except Japan

MN-166	Multiple sclerosis	Phase II clinical trial completed in Q2, 2008. Prototype once-per-day oral formulation developed for future clinical trials.	Kyorin Pharmaceutical Co., Ltd.	Worldwide, except Japan, China, Taiwan and South Korea

Upon completion of proof-of-concept Phase II clinical trials, we will either continue to pursue clinical development independently in the United States, as we presently intend with MN-221, or establish a strategic collaboration to support further clinical development, as we presently intend with MN-166. Following the completion of the Phase II clinical trial for MN-166 in the second quarter of 2008, we are not planning to pursue any further significant clinical development of MN-166 until we secure a strategic collaboration to advance the clinical development of such product candidate.

We intend to limit development activities for the balance of our product candidates. For each of these remaining product candidates, we plan to conduct development activities only to the extent deemed necessary to maintain our license rights or maximize our value while pursuing a variety of initiatives to monetize such product candidate on appropriate terms.

These eight non-prioritized product development programs consist of:

Product Candidate	Disease/Indication	Phase of Development	Licensor	Licensed Territory
MN-001	Bronchial asthma	Phase III clinical trial initiated in Q4, 2006 and terminated in Q2, 2007; once-per-day oral dosing formulation prototypes developed	Kyorin Pharmaceutical Co., Ltd.	Worldwide, except Japan, China, Taiwan and South Korea

MN-001	Interstitial cystitis	Phase II/III clinical trial completed in Q1, 2007†	Kyorin Pharmaceutical Co., Ltd.	Worldwide, except Japan, China, Taiwan and South Korea

MN-029	Solid tumors	Phase I clinical trial completed in Q2, 2006; second Phase I clinical trial completed in Q4, 2007	Angiogene Pharmaceuticals, Ltd.	Worldwide

MN-305	Generalized Anxiety Disorder/ Insomnia	Phase II/III clinical trial completed in Generalized Anxiety Disorder in Q2, 2006†; Phase II clinical trial in insomnia completed in Q4, 2007††	Mitsubishi Tanabe Pharma Corporation	Worldwide, except Japan and certain countries in Asia

MN-221	Preterm labor	Phase I clinical trial completed in Q2, 2007	Kissei Pharmaceutical Co., Ltd.	Worldwide, except Japan

MN-246	Urinary incontinence	Phase I clinical trial completed in Q4, 2006; Phase I food effects study completed in Q1, 2007	Mitsubishi Tanabe Pharma Corporation	Worldwide, except Japan and certain countries in Asia

MN-447	Thrombotic disorders	Preclinical	Meiji Seika Kaisha, Ltd.	Worldwide, except Japan and certain countries in Asia

MN-462	Thrombotic disorders	Preclinical	Meiji Seika Kaisha, Ltd.	Worldwide, except Japan and certain countries in Asia

*

We define a product candidate to be in Phase II/III when the clinical trial design is such that, if the primary endpoint is met, the results may provide confirmatory evidence of efficacy if we choose to submit the clinical trial as a pivotal trial and the FDA chooses to review the clinical trial as a pivotal trial. However, in regulatory filings with the U.S. Food and Drug Administration, we have nominally described these clinical trials as Phase II clinical trials.

†	Although positive signs of efficacy were obtained in the clinical trials conducted on MN-001 in interstitial cystitis and MN-305 in Generalized Anxiety Disorder, the predefined primary statistical endpoints of the clinical trials were not achieved; therefore, we would not anticipate submitting either clinical trial as a pivotal trial supporting a NDA to the FDA.
††	In the Phase II clinical trial conducted on MN-305 in insomnia, the predefined statistical endpoint of the clinical trial was not achieved; therefore, we terminated any further development of MN-305 for the treatment of insomnia.

We were incorporated under the laws of the State of Delaware in September 2000. Our principal executive offices are located at 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122, and our telephone number is (858) 373-1500. Information about the company is also available at our website at www.medicinova.com, which includes links to reports we have filed with the SEC. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the documents incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or a part of your investment. Moreover, the risks described are not the only risks that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements that involve a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements discuss matters that are not historical facts. Forward-looking statements include discussions regarding our operating strategy, growth strategy, licensing and acquisition strategy, cost savings initiatives, industry and economic conditions, market factors, financial condition, liquidity and capital resources, results of operations, expected progress of the development of our product candidates, potential licensing, collaboration and partnering plans, anticipated trends and challenges in our business and the markets in which we operate, competitive position, intellectual property protection, critical accounting policies and the impact of recent accounting pronouncements.

Actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors, including those set forth in our SEC filings under “Risk Factors” and in the “Risk Factors” section of any prospectus supplement. Examples of forward-looking statements include statements regarding:

•	the potential for our product candidates to receive regulatory approval for one or more indications on a timely basis, or at all;

•	the success, timing, design and results of clinical trials for our product candidates, including any delays in commencing or completing enrollment for our ongoing or planned clinical trials;

•	plans for future clinical trials and regulatory submissions;

•

unexpected adverse side effects or inadequate therapeutic efficacy of our product candidates that could delay or prevent regulatory approval or commercialization or that could result in product liability claims;

•	other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for our product candidates;

•	the continuation and success of our collaborations with our licensors;

•	the performance of third party service providers and manufacturers

•	intellectual property rights and disputes, including the scope and validity of patent protection for our product candidates;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	the potential to attract one or more strategic partners and terms of any related transactions;

•	intense competition and our ability to compete if any of our product candidates are ever commercialized;

•	regulatory developments in the United States and foreign countries;

•	the potential impact of uncertainties in the credit and capital markets or a future deterioration of these markets on our investment portfolio; and

•	our ability to raise sufficient capital when needed, or at all.

Forward-looking statements include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not rely unduly on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including the further development, manufacture and commercialization of our prioritized product candidates and for other working capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending the application of the net proceeds as described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DESCRIPTION OF COMMON STOCK

We have authority to issue 30,000,000 shares of common stock, par value $0.001 per share. As of December 9, 2009, we had 12,113,841 shares of common stock issued and outstanding. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Subject to preferences that may be applicable to any shares of preferred stock outstanding from time to time, if any, the holders of our common stock are entitled to the following:

Dividends. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors from time to time may determine, subject to any preferential dividend rights of any holder of outstanding shares of our preferred stock.

Voting. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of our stockholders, including the election of directors. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preemptive rights, conversion and redemption. Our common stock is not subject to preemptive rights and will not be subject to conversion or redemption.

Liquidation, dissolution and winding-up. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any preferred stock.

Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10 percent or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15 percent or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Removal of Directors and Vacancies

Our restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of a majority of shares of capital stock present in person or by proxy and entitled to vote. Under our restated certificate of incorporation and amended and restated bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.

Stockholder Meetings

Our restated certificate of incorporation and amended and restated bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer or the board of directors. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Undesignated Preferred Stock

The authorization in our restated certificate of incorporation of 500,000 shares, par value $0.01 per share, of undesignated preferred stock makes it possible for the board of directors, without obtaining further stockholder approval, to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to take control of us.

Rights Plan

We currently have a stockholder rights plan in effect, pursuant to which each share of common stock includes an attached preferred stock purchase right. The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire a 20 percent share of the voting power without our approval. Because our board of directors can redeem the rights or approve an acquisition offer, the rights generally should not interfere with any merger or other business combination approved by the board of directors. Our board of directors may amend the terms of the rights in any manner prior to the time the rights are triggered.

DESCRIPTION OF PREFERRED STOCK

We have authority to issue 500,000 shares of preferred stock, par value $0.01 per share. As of December 9, 2009, we had no shares of preferred stock outstanding.

General

Under our restated certificate of incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to issuance of shares of each class or series, our board of directors is required by Delaware law to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any shares of preferred stock will, when issued, be fully paid and nonassessable.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any listing of the preferred stock on any securities exchange;

•	any provisions relating to convertibility or exchangeability of shares of such series and the computation of the conversion or exchange price;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	the procedures for any auction and remarketing, if any, for shares of such series;

•	the provisions for a sinking fund, if any, for shares of such series;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities while shares of such series are outstanding;

•	if applicable, a discussion of certain U.S. Federal income tax considerations; and

•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our restated certificate of incorporation if the amendment would change the par value or, unless the restated certificate of incorporation then in effect provided otherwise, the number of authorized shares of such class or change the powers, preferences or special rights of such class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Ranking

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General Terms

We may issue warrants to purchase common stock, preferred stock or debt securities. Warrants may be issued independently or together with other securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued and the currency or currencies in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant;

•	the date on which the right to exercise the warrants will commence and the date on which such right will expire (subject to any extension);

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

if applicable, the procedures for adjusting the exercise price and number of shares of common stock or preferred stock purchasable upon the exercise of each warrant upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of common stock or preferred stock;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights or, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

Governing Law

Any warrants and related warrant agreements will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF RIGHTS

The following is a general description of the terms of the rights we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any rights we offer will be described in the prospectus supplement relating to such rights.

General

We may issue rights to purchase common stock, preferred stock or debt securities. Rights may be issued independently or together with other securities and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our stockholders, we would distribute certificates evidencing the rights and a prospectus supplement to our stockholders on or about the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of any rights we may issue, including the following:

•	the title and aggregate number of the rights;

•	the subscription price or a formula for the determination of the subscription price for the rights and the currency or currencies in which the subscription price may be payable;

•	if applicable, the designation and terms of the securities with which the rights are issued and the number of rights issued with each such security or each principal amount of such security;

•	the number or a formula for the determination of the number of the rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	in the case of rights to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one right;

•	in the case of rights to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one right;

•	the date on which the right to exercise the rights will commence, and the date on which the rights will expire (subject to any extension);

•	if applicable, the minimum or maximum amount of the rights that may be exercised at any one time;

•	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•

if applicable, the procedures for adjusting the subscription price and number of shares of common stock or preferred stock purchasable upon the exercise of each right upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of common stock or preferred stock;

•	the effect of any merger, consolidation, sale or other disposition of our business on the rights;

•	the terms of any rights to redeem or call the rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the rights;

•	if applicable, the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the rights offering;

•	if applicable, a discussion of certain U.S. Federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder to purchase for cash or other consideration such shares of stock or principal amount of securities at the subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement relating to the rights offered thereby. After the close of business on the expiration date, unexercised rights will become void.

Upon receipt of payment and a subscription certificate properly completed and duly executed at the corporate trust office of the subscription agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the rights represented by such subscription certificate are exercised, a new subscription certificate will be issued for the remaining rights. If we so indicate in the applicable prospectus supplement, holders of the rights may surrender securities as all or part of the exercise price for rights.

We may determine to offer any unsubscribed offered securities directly to stockholders, persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting, backstop or other arrangements, as set forth in the applicable prospectus supplement.

Prior to exercising their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon subscription, including, in the case of rights to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights or, in the case of rights to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

Governing Law

The rights and subscription certificates will be governed by, and construed in accordance with, the laws of the State of Delaware.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the terms of debt securities we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities.

As required by Federal law for all bonds and notes of companies that are publicly offered, any debt securities we issue will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on behalf of the holders of the debt securities, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce holders’ rights against us if we default. There are some limitations on the extent to which the trustee acts on holders’ behalf, described in the second paragraph under “Description of Debt Securities—Events of Default.” Second, the trustee performs certain administrative duties, such as sending interest and principal payments to holders.

Because this section is a summary, it does not describe every aspect of any debt securities we may issue or the indenture governing any such debt securities. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities, and we urge you to read the applicable indenture, which will be filed with the SEC at the time of any offering of debt securities, because it, and not this description, will define the rights of holders of such debt securities.

A prospectus supplement will describe the particular terms of any series of debt securities we may issue, including the following:

•	the designation or title of the series of debt securities;

•

the total principal amount of the series of debt securities, the denominations in which the offered debt securities will be issued and whether the offering may be reopened for additional securities of that series and on what terms;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, interest or premium, if any, on a series of debt securities will be determined with reference to an index, formula or other method and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	events of default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for legal defeasance or covenant defeasance;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	any listing of the debt securities on any securities exchange;

•	if applicable, a discussion of certain U.S. Federal income tax considerations, including those related to original issue discount, if applicable; and

•	any other material terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal, interest and premium, if any, will be paid by us in immediately available funds.

General

The indenture may provide that any debt securities proposed to be sold under this prospectus and the applicable prospectus supplement relating to such debt securities (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”) may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of, or interest or premium, if any, on, debt securities will include additional amounts if required by the terms of the debt securities.

Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture may also provide that there may be more than one trustee thereunder, each with respect to one or more different series of securities issued thereunder. See “Description of Debt Securities—Resignation of Trustee” below. At a time when two or more trustees are acting under an indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under an indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under an indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

We refer you to the applicable prospectus supplement relating to any debt securities we may issue from time to time for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection, that will be applicable with respect to such debt securities.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the related prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Events of Default

Holders of debt securities of any series will have rights if an Event of Default occurs in respect of the debt securities of such series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of any series means any of the following:

•	we do not pay the principal of, or any premium on, a debt security of the series on its due date;

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not deposit any sinking fund payment in respect of debt securities of the series on its due date and we do not cure this default within five days;

•

we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; and

•	any other Event of Default occurs in respect of debt securities of the series described in the prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if the default is cured or waived and certain other conditions are satisfied.

Except in cases of default, where the trustee has some special duties, the trustee typically is not required to take any action under an indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances.

Before a holder is allowed to bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to any debt securities, the following must occur:

•	the holder must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, a holder is entitled at any time to bring a lawsuit for the payment of money due on its debt securities on or after the due date.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all such series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on a holder’s debt security, however, without the holder’s approval.

Merger or Consolidation

Under the terms of an indenture, we may be permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, typically we may not take any of these actions unless all the following conditions are met:

•

if we do not survive such transaction or we convey, transfer or lease our properties and assets substantially as an entirety, the acquiring company must be a corporation, limited liability company, partnership or trust, or other corporate form, organized under the laws of any state of the United States or the District of Columbia, any country comprising the European Union, the United Kingdom or Japan and such company must agree to be legally responsible for our debt securities, and, if not already subject to the jurisdiction of any state of the United States or the District of Columbia, the new company must submit to such jurisdiction for all purposes with respect to the debt securities and appoint an agent for service of process;

•	alternatively, we must be the surviving company;

•	immediately after the transaction no Event of Default will exist;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we may make to an indenture and the debt securities issued thereunder.

Changes Requiring Approval

First, there are changes that we cannot make to debt securities without specific approval of all of the holders. The following is a list of the types of changes that may require specific approval:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	at any time after a change of control has occurred, reduce any premium payable upon a change of control;

•	change the place or currency of payment on a debt security (except as otherwise described in the prospectus or prospectus supplement);

•	impair the right of holders to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect, including the addition of covenants and guarantees. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities may require the following approval:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance obligations with respect to some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “Description of Debt Securities—Modification or Waiver—Changes Requiring Approval.”

Further Details Concerning Voting

When taking a vote, we expect to use the following rules to decide how much principal to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

•

for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the related prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Description of Debt Securities—Defeasance—Legal Defeasance.”

We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within 11 months following the record date.

Book-entry and other indirect holders will need to consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and legal defeasance will not be applicable to that series.

Covenant Defeasance

We can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, the holders would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay holders’ debt securities. If applicable, a holder also would be released from the subordination provisions described under “Description of Debt Securities—Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

•	If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S.

government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

We may be required to deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. Federal income tax law, we may make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity; and

•	We must deliver to the trustee certain documentation stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, holders can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, holders may not be able to obtain payment of the shortfall.

Legal Defeasance

As described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “legal defeasance”), without causing the holders to be taxed on the debt securities any differently than absent the release (1) if there is a change in U.S. Federal tax law and (2) if we put in place the following other arrangements for holders to be repaid:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

We may be required to deliver to the trustee a legal opinion confirming that there has been a change in current U.S. Federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing the holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. Federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid each holder its share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for its debt securities and holders would recognize gain or loss on the debt securities at the time of the deposit; and

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to legal defeasance have been complied with.

If we ever did accomplish legal defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the debt securities. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, holders would also be released from the subordination provisions described later under “Description of Debt Securities—Indenture Provisions—Subordination.”

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to holders to make payment of the principal of (and premium, if any) and interest on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), interest or sinking fund, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), interest and sinking fund, if any, on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment from us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The related indenture will provide that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

“Senior Indebtedness” will be defined in an applicable indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

•	renewals, extensions, modifications and refinancings of any of such indebtedness.

The prospectus supplement accompanying any series of indenture securities denominated as subordinated debt securities will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Trustee

We intend to name the indenture trustee for each series of indenture securities in the related prospectus supplement.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

BOOK-ENTRY ISSUANCE

Unless otherwise indicated in the applicable prospectus supplement, securities will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC’s participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC’s participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our restated certificate of incorporation or the applicable indenture or warrant agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants; and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our restated certificate of incorporation or the relevant indenture or warrant agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•

we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

•

there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our restated certificate of incorporation or the relevant indenture and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of MediciNova, any registrar and transfer agent, trustee, or warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. MediciNova does not have control over those systems or their participants and assumes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those clearing systems only on days when those systems are open for business. These clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination): (a) to or through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The securities may be sold “at-the-market” to or through a market maker or into an existing trading market for the securities, on an exchange or otherwise. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; and

•	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, the maximum compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and the accompanying supplement to this prospectus may not exceed 8 percent of the aggregate offering price of the securities as set forth on the cover page of any prospectus supplement.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Dechert LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of MediciNova, Inc. appearing in MediciNova, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We “incorporate by reference” certain documents that we have filed with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference our:

•	Annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 31, 2009;

•	Quarterly report on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 filed with the SEC on May 15, 2009, August 14, 2009 and November 12, 2009, respectively;

•

Current reports on Form 8-K filed with the SEC on January 21, 2009, February 9, 2009, February 27, 2009, March 12, 2009, March 20, 2009, March 24, 2009, March 30, 2009, May 29, 2009, June 16, 2009, June 22, 2009, June 25, 2009, July 2, 2009, July 13, 2009, July 16, 2009, August 24, 2009, September 4, 2009, September 16, 2009, September 25, 2009, October 5, 2009, November 17, 2009 and December 9, 2009;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2009; and

•	Registration Statement on Form 8-A filed with the SEC on January 26, 2005 and November 29, 2006.

We incorporate by reference the documents listed above and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the termination of the offering of securities described in this prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this prospectus.

These documents may also be accessed on our website at www.medicinova.com. Information contained in, or accessible through, our website is not a part of this prospectus.

You may obtain documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

MediciNova, Inc.

Attention: Shintaro Asako, Chief Financial Officer

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

Tel: (858) 373-1500

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file with the SEC.

Units Consisting of

             Shares of Common Stock and

Warrants to Purchase              Shares of Common Stock

MEDICINOVA, INC.

Prospectus Supplement

March         , 2011

Ladenburg Thalmann & Co. Inc.